EXHIBIT 10.14

SECOND AMENDED AND RESTATED
MASTER LEASE OF LAND AND IMPROVEMENTS

By and Between

SMBC LEASING AND FINANCE, INC.,
a Delaware corporation,

as Landlord,

and

ADOBE SYSTEMS INCORPORATED,
a Delaware corporation,

as Tenant

THIS LEASE IS NOT INTENDED TO CONSTITUTE A TRUE LEASE
FOR INCOME TAX PURPOSES.  SEE SECTION 21.2

SECOND AMENDED AND RESTATED
MASTER LEASE OF LAND AND IMPROVEMENTS

THIS SECOND AMENDED AND RESTATED MASTER LEASE OF LAND AND IMPROVEMENTS (this “Lease”) is by and between SMBC LEASING AND FINANCE, INC. (formerly known as Sumitomo Bank Leasing and Finance, Inc.), a Delaware corporation (“Landlord”), and ADOBE SYSTEMS INCORPORATED, a Delaware corporation (“Tenant”), and is entered into as of the date set forth in Article I and shall be effective and binding upon the parties hereto as of such date. Capitalized terms used in this Lease shall have the definitions set forth in Appendix A or in the text of this Lease.

RECITALS:

WHEREAS, Landlord and Tenant are parties to that certain Amended, Restated and Consolidated Master Lease of Land and Improvements, dated as of August 11, 1999, as amended by that certain Amendment No. 1, dated as of October 8, 1999, and by that certain Amendment No. 2, dated as of August 9, 2000 (as amended, the “Restated Lease”), which Restated Lease amended, restated and consolidated and replaced in their entirety (a) that certain Sublease of the Land and Lease of the Improvements, dated October 12, 1994, between Landlord and Tenant, as amended by that certain First Amendment to Sublease of the Land and Lease of the Improvements, dated August 15, 1996; and (b) that certain Sublease of the Land and Lease of the Improvements, dated August 15, 1996, between Landlord and Tenant (collectively, the “Original Leases”), pursuant to which Original Leases Landlord funded advances for the construction of improvements on the land described therein;

WHEREAS, in connection with execution of the Original Leases, Tenant, as trustor, executed in favor of Landlord, as beneficiary (a) that certain Deed of Trust, Financing Statement, Security Agreement and Fixture Filing (with Assignment of Rents and Leases), dated and recorded October 12, 1994, in the Official Records as Document No. 12684590, as amended by a First Amendment to Deed of Trust, Financing Statement, Security Agreement and Fixture Filing (with Assignment of Rents and Leases), dated and recorded August 15, 1996, in the Official Records as Document No. 13410225, and by a Second Amendment to Deed of Trust, Financing Statement, Security Agreement and Fixture Filing (with Assignment of Rents and Leases), dated and recorded August 11, 1999, in the Official Records as Document No. 14936872; and (b) that certain Deed of Trust, Financing Statement, Security Agreement and Fixture Filing (with Assignment of Rents and Leases), dated and recorded August 15, 1996, in the Official Records as Document No. 13410223, as amended by a First Amendment to Deed of Trust, Financing Statement, Security Agreement and Fixture Filing (with Assignment of Rents and Leases), dated and recorded August 11, 1999, in the Official Records as Document No. 14935443 (collectively, the “Original Deeds of Trust”);

WHEREAS, in connection with the execution of the Restated Lease, Landlord and Tenant entered into (a) that certain Lease Supplement No. 1, dated as of August 11, 1999, and that certain Memorandum of Amended, Restated and Consolidated Master Lease — Lease Supplement No. 1, dated and recorded August 11, 1999, in the Official Records as Document No. 14936871 (collectively, “Original Lease Supplement No. 1”), and (b) that certain Lease

Supplement No. 2, dated as of August 11, 1999, and that certain Memorandum of Amended, Restated and Consolidated Master Lease — Lease Supplement No. 2, dated and recorded August 11, 1999, in the Official Records as Document No. 14935442 (collectively, “Original Lease Supplement No. 2”) (Original Lease Supplement No. 1 and Original Lease Supplement No. 2 are referred to collectively as the “Original Lease Supplements”); and

WHEREAS, Landlord and Tenant wish to further amend the transactions described in the above Recitals by amending and restating in its entirety the Restated Lease (including the Original Lease Supplements) by the execution and delivery of this Lease and the Lease Supplements referred to herein and by amending the Original Deeds of Trust by the execution, delivery and recordation in the Official Records of certain amendments thereto dated of even date herewith (as so amended, the “Amended Deeds of Trust”)..

AGREEMENT:

NOW, THEREFORE, in consideration of the Base Rent reserved herein, and the terms, covenants and conditions set forth below, Landlord and Tenant hereby agree as follows, which agreement shall amend and restate the Restated Lease in full:

ARTICLE I

BASIC LEASE PROVISIONS

1.1	Date of Lease	August 11, 2004

1.2	Landlord:	SMBC Leasing and Finance, Inc., a Delaware corporation.

1.3	Tenant:	Adobe Systems Incorporated, a Delaware corporation.

1.4	Administrative Agent:	SMBC Leasing and Finance, Inc., a Delaware corporation.

1.5	Land:

Each tract of land more particularly described on Schedule 1 to a particular Lease Supplement, executed and delivered pursuant to this Lease, together with all easements, rights of way, appurtenances and other rights and benefits belonging or pertaining to such tract of land.  Landlord makes no representations as to the accuracy of the description of any Land.  Land may be subject to a Ground Lease, as further described in the Lease Supplement applicable thereto.

1.6	Parcels:	The Land and the Improvements located thereon.

1.7	Term:

The term of this Lease (“Master Lease Term”) shall commence on the Date of Lease set forth in Section 1.1 above and shall expire five (5) years from the Date of Lease (the “Expiration Date”).  The term of each Lease Supplement (“Lease Supplement Term”) shall commence on the date set forth in the applicable Lease Supplement and expire on the Expiration Date.  The Expiration Date of the Master Lease Term may be extended by Tenant for an additional period of five (5) years, subject to and in accordance with the terms of Section 4.3(a) below (the “First Extension Term”); and the Expiration Date of the First Extension Term may thereafter be extended based upon terms that are mutually agreeable to Landlord, Tenant, Administrative Agent and each Rent Purchaser (the “Subsequent Extension Term”) and in accordance with Section 4.3(b) below.  The Master Lease Term, the First Extension Term, the Subsequent Extension Term and Lease Supplement Term are sometimes collectively referred to herein as the “Term.”  The Term shall cease upon, and shall not refer to any period of time after, termination of this Lease or, with respect to any Lease Supplement, the termination of such Lease Supplement (whether pursuant to the terms of this Lease or such Lease Supplement, by operation of law, or otherwise).

1.8	Base Rent:	As described in Appendix A.

1.9	Appraisal:

The appraisal of Landlord’s interest in the Parcels described in Lease Supplement No. 1 (in the form of Exhibit A attached hereto) and Lease Supplement No. 2 (in the form of Exhibit B attached hereto) executed as of the Date of Lease and made by Cushman & Wakefield of California prior to the Date of Lease to determine the fair market value of Landlord’s interest in such Parcels as of the Date of Lease (the “Present Value”) and the fair market value of such interest of Landlord estimated as of the Expiration Date (the “Estimated Future Value”), and which appraisal shall comply with all of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto, and all other applicable Legal Requirements.

1.10	Addresses for Notices:

LANDLORD AND ADMINISTRATIVE AGENT:		TENANT:

SMBC Leasing and Finance, Inc 277 Park Avenue New York, NY 10172 Attention: Chief Credit Officer		Adobe Systems Incorporated 151 Almaden Boulevard San Jose, CA 95110 Attention: Treasurer

With a copy to:		With a copy to:

Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 Attention: Jay Gavigan, Esq.		Adobe Systems Incorporated 151 Almaden Boulevard San Jose, CA 95110 Attention: General Counsel

This Article I is intended to supplement and/or summarize the provisions set forth in the balance of this Lease.  If there is any conflict between any provisions contained in this Article I and the balance of this Lease, the balance of this Lease shall control.

ARTICLE II

DEFINITIONS

All defined terms for the Operative Documents are contained in Appendix A.

ARTICLE III

DEMISE

3.1          Parcels.  Subject to the terms, covenants and conditions contained herein and in each Lease Supplement, Landlord shall, upon delivery of a Lease Supplement executed by Tenant, agree to lease to Tenant the Parcel covered by such Lease Supplement and Tenant agrees to lease from Landlord the Parcel covered by such Lease Supplement, together with all rights, privileges, easements and appurtenances relating to the Parcels.  Without limitation of Section 23.6, Tenant agrees that it shall use the Parcels in accordance with all of the terms and conditions of the Ground Lease, if applicable, and shall comply with all terms and conditions of the Ground Lease.

ARTICLE IV

TERM

4.1          Term.   The Term of this Lease is specified in Article I.

4.2          Holding Over.  If Tenant remains in possession of a Parcel after the expiration of the Term without executing a new lease, such holding over shall be construed as a tenancy from month-to-month, subject to all terms, covenants and conditions herein contained and in the applicable Lease Supplement.  The Base Rent shall be calculated based upon the Default Rate and shall be required to be paid by Tenant during such holding over in the same manner as during the Term.  The foregoing notwithstanding, Tenant shall not be permitted to remain in possession of any Parcel after the expiration of the Term without Landlord’s consent; and in the event Tenant shall remain in possession of any Parcel after the expiration of the Term without Landlord’s consent, Landlord shall be entitled to exercise any and all remedies available to Landlord as a consequence thereof.

4.3          Extension of Term.

(a)           First Extension Term.

(i)            Conditions.  Landlord agrees to extend the Term of this Lease for the First Extension Term subject to the fulfillment of the following conditions:

(A)          Tenant shall have delivered written notice to Landlord requesting such extension not less than sixty (60) days prior to the Expiration Date;

(B)           No Default shall have occurred and be continuing at the time of such request or on the Expiration Date;

(C)           The Administrative Agent and each Rent Purchaser shall have consented to such extension; provided that if the same Entity is then Landlord and Administrative Agent, the consent of the Administrative Agent shall not be required; and

(D)          On or prior to the Expiration Date, Tenant shall have delivered or caused to be delivered to Landlord a Letter of Credit in an amount not less than the sum of (A) the Lease Investment Balance Equity and (B) the amount of Base Rent that would accrue on the Lease Investment Balance Equity during a period of 100 days at the Assumed Rate in effect on the date of issuance of the Letter of Credit, computed on the basis of a year of 360 days.

(ii)           Adjustments in Terms.  If the Term is extended for the First Extension Term, then as of the first day of the First Extension Term:

(A)          the Pricing Grid shall be eliminated, the Landlord Contribution Rate - Libor Rate Margin shall be 1.0%, the Landlord Contribution Rate - Base Rate Margin shall be 0%, the Rent Purchasers’ Contribution Rate - Libor Rate Margin shall be 0%, and the Rent Purchasers’ Contribution Rate - Base Rate Margin shall be 0%.

(B)           Sections 21.21 (other than Section 21.21(d)(v)(B)(2)) and 21.22 of this Lease shall no longer be in effect:

(iii)          Additional Event of Default.  If the Term is extended for the First Extension Term, the following additional Events of Default shall be in effect and shall be deemed to be added to Section 19.1:

                                                (o)           Invalidity, Repudiation.  The L/C Issuer shall directly or indirectly contest the validity of the Letter of Credit in any manner in any court of competent jurisdiction, or shall repudiate, or purport to discontinue or terminate, the Letter of Credit or the Letter of Credit shall cease to be a legal, valid and binding obligation of the L/C Issuer or shall cease to be in full force and effect against the L/C Issuer for any reason; or

                                                (p)           Rating of L/C Issuer.  The L/C Issuer shall be rated below A+ by S&P or below A1 by Moody’s and the L/C Issuer shall not have been replaced by an Entity that qualifies as an “L/C Issuer” within fifteen (15) Business Days of the first day upon which the L/C Issuer is so rated; or

                                                (q)           Assumed Rate.  Base Rent with respect to the Landlord Contribution shall accrue at a rate per annum that is greater than the Assumed Rate in effect on the date of issuance of the Letter of Credit (or any later date upon which the amount of the Letter of Credit shall have been increased) and the stated amount of the Letter of Credit shall not have been increased, within ten (10) Business Days of the first day upon which Base Rent shall so accrue, to an amount equal to the sum of (i) the Lease Investment Balance Equity and (ii) the amount of Base Rent that would accrue on the Lease Investment Balance Equity during a period of 100 days at the Assumed Rate in effect on the date of such increase, computed on the basis of a year of 360 days;

                                                (r)           Non-Extension.  If the Letter of Credit has a stated expiration date that is prior to the date that is 100 days after the last day of the Term (after giving effect to the First Extension Term), Tenant shall have failed to deliver or cause to be delivered to Landlord, on or prior to the date that is 100 days prior to the stated expiration date of the Letter of Credit, (i) evidence of the extension thereof or (ii) an instrument constituting a “Letter of Credit” (as defined in Section 4.3(a)(v)) as of the date of issuance of such instrument.

(iv)          Letter of Credit.  If a Letter of Credit has been issued, the following provisions shall be in effect with respect thereto:

(A)          If Tenant pays an amount (a “Lease Payment Amount”) under this Lease to Landlord and Landlord, within ninety (90) days of the date of such payment and following the commencement of a proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect by or against Tenant, makes demand for payment under a Letter of Credit of such amount, Landlord will hold the amount paid under such Letter of Credit (a “Letter of Credit Payment Amount”) in escrow pursuant to the terms of this section.  Each Letter of Credit Payment Amount held pursuant to this section shall bear interest at a rate equal to the rate determined from time to time as the rate applicable to overnight deposits with Landlord.  Each Letter of Credit Payment Amount shall be deemed to include such earnings thereon.

(B)           If Landlord is required by a court of competent jurisdiction to return as a preference or otherwise a Lease Payment Amount (or any portion thereof), Landlord shall immediately apply the corresponding Letter of Credit Payment Amount (or a corresponding portion thereof), in place of such returned Lease Payment Amount (or portion thereof) (and, to the extent that such court requires the return of amounts constituting a deemed rate of interest on a Lease Payment Amount or any similar charge, cost or expense, Landlord shall apply a corresponding portion of the Letter of Credit Payment Amount in place of such deemed interest, charge, cost or expense), and Tenant shall remain liable for any deficiency.  If all of a Lease Payment Amount has been returned, Landlord has applied the corresponding Letter of Credit Payment Amount in place of such Lease Payment Amount and, following such application, Landlord continues to hold any portion of such Letter of Credit Payment Amount, Landlord shall promptly pay such portion to Tenant or as shall be directed by a court of competent jurisdiction.

(C)           If (I) it is determined by a final, non-appealable order by a court of competent jurisdiction that a Lease Payment Amount (or any portion thereof not theretofore returned) need not be returned as a preference or otherwise or (II) the period during which a claim, action or other proceeding asserting that a Lease Payment Amount (or any portion thereof not theretofore returned) should be returned as a preference or otherwise avoided may be commenced under applicable law has expired (after giving effect to all applicable tolling agreements, stipulations, court orders and similar agreements, instruments and orders), Landlord shall promptly pay the Letter of Credit Payment Amount (or portion thereof) corresponding to such Lease Payment Amount (or portion thereof) to Tenant or as shall be directed by a court of competent jurisdiction.

(v)           Defined Terms.  As used in this Section 4.3(a):

(A)          “Assumed Rate” shall mean, as of any date of determination, a per annum rate equal to the sum of (i) the LIBOR Rate for a Rental Period of 12 months commencing on such date, (ii) the applicable margin on such date for the Landlord Contribution as set forth in the Pricing Grid adjusted as provided for in Section 4.3(a)(ii), and (iii) 2.0%.

(B)           “L/C Issuer” shall mean a commercial bank acceptable to Landlord and rated AA- or higher by S&P or Aa3 or higher by Moody’s.

(C)           “Letter of Credit” shall mean a clean, irrevocable standby letter of credit in favor of Landlord that:

(1)           is issued by an L/C Issuer with respect to the obligations of Tenant under the Lease;

(2)           is drawable by Landlord (i) upon the occurrence of an Event of Default; and (ii) if, following a payment by Tenant under the Lease, within ninety (90) days of the date of such payment, a proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect is commenced by or against Tenant;

(3)           either (i) has a stated expiration date that is on or after the date that is 100 days after the last day of the Term (after giving effect to the First Extension Term) or (ii) has a stated expiration date that is prior to the date that is 100 days after the last day of the Term (after giving effect to the First Extension Term) and is drawable by Landlord if not renewed on or prior to the date that is 100 days prior to its stated expiration date; and

(4)           is otherwise in form and substance reasonably acceptable to Landlord.

(D)          “Moody’s” shall mean Moody’s Investors Service, Inc.

(E)           “S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc.

(b)           Subsequent Extension of Term.  Provided that (i) no Default or Event of Default has occurred and is continuing hereunder, and (ii) Landlord, in its sole and absolute discretion, consents, Tenant may request, upon not less than twelve (12) months prior written notice to Landlord and Administrative Agent, the extension of the Term of this Lease beyond the First Extension Term for an additional period under terms which must be mutually agreeable to Landlord and Tenant.  Landlord’s consent to the terms of such extension shall be conditioned upon the approval of Administrative Agent and each Rent Purchaser, which may be granted or withheld by such entity in its sole discretion.

ARTICLE V

IMPROVEMENTS

5.1          Improvements.  Tenant has continuously been in possession and occupancy of all Improvements existing on Land covered by Lease Supplement No. 1 and Lease Supplement No. 2 since the construction thereof under the terms of the Original Leases and the Restated Lease.  Tenant represents and warrants that all such Improvements were constructed in accordance with the Original Leases and the Original Construction Management Agreements.

5.2          Title to and Nature of Improvements.  Subject to the provisions of this Lease, including, without limitation, Section 21.2, Tenant agrees that any and all Improvements of whatever nature at any time constructed, placed or maintained on the Land shall be and remain the property of Landlord, subject to Tenant’s rights under this Lease and the rights of Administrative Agent and Rent Purchasers under the Operative Documents.

ARTICLE VI

FUNDING

6.1          Funding.

On the Funding Date, the entire Commitment Amount shall have been funded.  Landlord, Administrative Agent and all Rent Purchasers shall have no obligation to fund any further Advances to Tenant after the Date of Lease.

ARTICLE VII

RENT

7.1          Base Rent.

(a)           The Base Rent to be paid by Tenant under each Lease Supplement shall begin to accrue on the Rent Commencement Date as specified in such Lease Supplement and shall be determined based upon the Pricing Grid attached hereto as Exhibit C.  Tenant shall pay Base Rent by wire transfer in accordance with the terms of the Participation Agreement.  Tenant shall be supplied with such bank account information as Tenant shall require to enable payment by wire transfer of federal funds.  Tenant shall wire transfer to such account in accordance with the terms of the Participation Agreement until notified of any account change.  Base Rent payments shall be due and payable in arrears (i) on the last day of each Rental Period selected by Tenant for a Portion (except that, with respect to any Rental Period of six (6), nine (9) or twelve (12) months, Base Rent with respect thereto shall be due and payable at the end of each three (3) month period during such Rental Period or, if such day is not a Business Day, the following Business Day), (ii) on any date on which this Lease shall terminate as to any Parcel, and (iii) on any other date on which all or any portion of the Lease Investment Balance is paid, except that the last installment of Base Rent shall be payable on the last day of the Term (each such date shall be a “Rent Payment Date”), and Base Rent payments shall be made to Landlord and Administrative Agent in accordance with the terms of the Participation Agreement.  No sooner than thirty (30) days or later than ten (10) days prior to the due date for any installment of Base Rent hereunder with respect to any Portion, Landlord and Administrative Agent each shall deliver to Tenant notices indicating the exact dollar amount of the Base Rent that is due on such due date to Landlord or Administrative Agent, as applicable, with respect to such Portion (an “Invoice”).  If either Landlord or Administrative Agent fails to send an Invoice, Tenant shall pay the amount shown on the previous Invoice applicable to such portion from such Entity in accordance with the terms of the Participation Agreement.  If Tenant’s payment of the amount shown on the previous Invoice is less than the Base Rent then due such Entity, Tenant shall pay the difference within ten (10) days after receipt of notice from such Entity of such shortfall.  If Tenant’s payment of the amount shown on the previous Invoice exceeds the Base Rent then due such Entity, then (provided that no Event of Default has occurred and is continuing), such excess amount shall be credited to the next installment of Base Rent due to such Entity with respect to such Portion.

(b)           Tenant may select the number and amounts of the Portions into which the Lease Investment Balance is to be divided and the Rental Period for each such Portion by delivering to Administrative Agent and Landlord, not less than three (3) Business Days prior to the Date of Lease and thereafter the last day of each Rental Period for a Portion and in accordance with Section 21.3, an irrevocable written notice in the form of Exhibit D, appropriately completed (a “Notice of Rental Period Selection”), subject to the following:

(i)            No Portion shall combine the Landlord Contribution with any part of the Rent Purchasers’ Contribution.

(ii)           Each Portion shall be in a minimum amount of $2,500,000 or an integral multiple of $500,000 in excess thereof (except as otherwise provided below); provided, however, that the total number of Portions outstanding at any time shall not exceed eight (8) with respect to the Rent Purchasers’ Contribution and three (3) with respect to the Landlord Contribution (and, in the case of both the Rent Purchasers’ Contribution and the Landlord Contribution, one such Portion may be in the amount of the remaining balance of the Rent Purchasers’ Contribution or the Landlord Contribution, as the case may be, if such balance is less than $2,500,000 or is not an integral multiple of $500,000).

(iii)          The initial and each subsequent Rental Period selected by Tenant for each Portion shall be one (1), two (2), three (3), six (6), nine (9) or twelve (12) months; provided, however, that (A) each Rental Period shall begin and end on the eleventh (11th) day of the month or, if such day is not a Business Day, on the next following Business Day; (B) no Rental Period shall end after the Expiration Date; (C) no Rental Period shall be longer than one (1) month if a Default has occurred and is continuing at the time the Notice of Rental Period Selection is required to be delivered in accordance with this Section 7.1(b); and (D) each Rental Period for which Tenant fails to make a selection by delivering a Notice of Rental Period Selection in accordance with this Section 7.1(b) shall be deemed to be one (1) month.

7.2          Proration.  If the Term for any Lease Supplement or this Lease expires or is otherwise terminated on other than a regularly scheduled Rent Payment Date, then Base Rent shall be prorated for the period from the immediately preceding Rent Payment Date until the end of the Term on an Actual/360 Basis.

7.3          No Abatement of Rent.  Except as a consequence of a reduction in the Lease Investment Balance, Tenant shall not be entitled to any abatement, diminution, reduction, setoff or postponement of Base Rent as a consequence of any inconvenience to, interruption or cessation of or loss of Tenant’s use or enjoyment of the Parcels or as a result of any reason whatsoever, including without limitation, the breach by Landlord of this Lease or the breach by Landlord or any other Entity of any Operative Document.

7.4          Delinquent Rent.  Any Base Rent or Additional Rent not paid when due shall accrue interest at the Default Rate from the date such Base Rent or Additional Rent was originally due until the date such Base Rent or Additional Rent is paid.  All interest accrued on past due Base Rent or Additional Rent shall be due and payable by Tenant at the time the Base Rent or Additional Rent is paid, or upon demand by Landlord or Administrative Agent, if earlier.

7.5          Additional Rent.

(a)           Break Funding Costs.  In the event that Landlord, Administrative Agent or any Rent Purchaser incurs Break Funding Costs, Tenant agrees to pay to Landlord, Administrative Agent or such Rent Purchaser any Break Funding Costs claimed by such Entity.  The Entity claiming such Break Funding Costs shall deliver to Tenant a statement setting forth in reasonable detail the calculation used to determine the Break Funding Costs claimed by such Entity.  The agreements in this Section 7.5(a) shall survive the termination of this Lease with respect to any Break Funding Costs on payments that become due during the Term.

(b)           Other Additional Rent.  Tenant agrees to pay all other Additional Rent when it becomes due and payable under this Lease, any Lease Supplement or any other Operative Document.

7.6          Rent Upon Default.  Tenant agrees to pay, and Landlord agrees to accept, the entire Lease Investment Balance as Additional Rent upon an Event of Default pursuant to Section 19.1 below.  If Tenant pays the entire Lease Investment Balance, and any other sums owing Landlord, Administrative Agent and each Rent Purchaser, pursuant to Section 7.5 above and Section 19.1 below, Landlord shall reconvey the applicable Security Instruments to Tenant and Landlord shall deliver to Tenant a duly executed and acknowledged grant deed conveying title to each of the Parcels to Tenant or Tenant’s designee.

ARTICLE VIII

TAXES; ADDITIONAL CHARGES; GROSS UP

8.1          Real Estate Taxes.

(a)           From and after the date of each Lease Supplement, Tenant shall pay during the Term directly to the appropriate taxing authority all Real Estate Taxes (as defined below) and provide Landlord and Administrative Agent a certified copy of an original official receipt received by Tenant showing payment thereof.  If the date of each Lease Supplement occurs on, or the Lease Supplement Term expires or otherwise terminates on, any date other than the beginning or end of a taxable year, Tenant’s obligation to pay Real Estate Taxes shall be prorated on the basis of a 365-day year, so as to include only that portion of the taxable year which is a part of the Lease Supplement Term.  Unless a termination of the Lease results from the purchase of the Parcels pursuant to Article XX below, any Real Estate Taxes levied against the Parcels which accrue during the Term of this Lease but which would not be due and payable to the appropriate taxing authority until after the expiration of the Term of this Lease (as the same may be extended) shall be paid by Tenant to Landlord upon such termination.  Landlord shall pay such amounts to the appropriate taxing authority on a timely basis.

(b)           Except to the extent that Real Estate Tax bills and statements are sent directly to Tenant by the taxing authority, upon receipt by Landlord of the tax bills or statements, Landlord will use reasonable efforts to promptly advise Tenant in writing of all Real Estate Taxes and shall deliver copies of all applicable tax bills or statements to Tenant.  Tenant shall pay directly to the taxing authority all Real Estate Taxes prior to the later of (i) thirty (30) days after receipt by Tenant from Landlord of a copy of such bills and statements referred to above, or (ii) five (5) Business Days prior to delinquency.  As used herein, the term “Real Estate Taxes” shall mean any and all taxes, governmental fees and similar charges or assessments levied or assessed against the Improvements and/or the Land including, without limitation, ad valorem taxes and special assessments applicable to real property specifically set forth in a Ground Lease; provided, however, that Real Estate Taxes shall not include any Landlord Taxes (as defined below).  Real Estate Taxes shall also include any and all documentary, transfer, sales, mortgage, recording or similar taxes imposed on Landlord or Tenant in connection with the transactions contemplated by the Operative Documents or any sale of the Parcels to a third party in accordance with this Lease following an Event of Default by Tenant or in a transaction to which Tenant is a party.  As used herein, the term “Landlord Taxes” shall mean any and all franchise, gains, gift, succession, excess profits, gross receipts, revenue, income or similar taxes or taxes in lieu thereof imposed upon Landlord or any party other than Tenant (or an affiliate thereof) and any withholding tax imposed as a collection device for, in lieu of, or otherwise related to any of the foregoing without regard to whether such tax is required to be collected by Tenant and without regard to whether Tenant would be liable for such withholding tax in the event it failed to so withhold, but excluding any such tax or withholding imposed on Landlord by a state (or any local taxing authority thereof or therein) where a Parcel is located unless Landlord was subject to such tax in such jurisdiction without regard to the transactions contemplated by the Operative Documents.  For purposes of the foregoing, an income tax shall include, without limitation, any tax imposed under the United States Internal Revenue Code, as well as any tax which could qualify as an “income tax” under United States Treasury Regulation Section 1.901-2 (except to the extent any such statute or regulation is subsequently modified to include a tax or other governmental charge of a materially different type and nature from the taxes currently described therein) and any income tax which may be payable under the laws of any jurisdiction either now or in the future, provided Landlord was subject to tax in such jurisdiction without regard to the transactions contemplated by the Operative Documents.  Real Estate Taxes for any given tax year shall exclude assessment installments that are not due and payable during such tax year.

8.2          Personal Property Taxes.  Tenant shall pay directly to the appropriate taxing authorities prior to delinquency any and all taxes and assessments levied or assessed during the Term upon or against Tenant’s furniture, equipment, trade fixtures and any other personal property in the Parcels.

8.3          Right to Contest.  Tenant shall not be required to pay any Real Estate Taxes or any other taxes for which Tenant is liable hereunder (including, without limitation, any taxes for which Tenant is required to indemnify Landlord under Section 22.1) (including penalties and interest), so long as (i) Tenant shall contest the same or the validity thereof by appropriate legal proceedings in such a manner to prevent the sale, forfeiture or loss of any portion of the Parcels or any Rent and (ii) the position to be taken by Tenant pursuant to such contest would have a realistic possibility of success if litigated.  For purposes of this Lease, Tenant may conclusively establish that a position to be taken in a contest would have a realistic possibility of success if litigated by providing to Landlord a letter from counsel stating an opinion to such effect.  In the event of any such contest, Tenant shall, within thirty (30) days after the final determination thereof, pay and discharge the amounts determined to be due in accordance therewith and with the provisions of this Lease, together with any penalties, fines, interest, costs and expenses that may have accrued thereon or that may have resulted from Tenant’s contest.  Tenant also shall have a right to contest any taxes for which it is liable hereunder, but with regard to which the position to be taken pursuant to such contest would not have a realistic possibility of success if litigated, provided that Tenant pays such taxes on or prior to the date upon which such taxes are asserted to be due by the relevant governmental authority.  Notwithstanding the foregoing provisions of this Section 8.3, Tenant shall have an unconditional right to contest (without prior payment) any taxes imposed by law upon Tenant rather than upon Landlord.  Tenant’s decision to pay any taxes prior to contesting its or another party’s underlying liability therefor shall not be deemed to imply or suggest that the position to be taken in such contest would not have a realistic possibility of success if litigated.  Landlord shall, at Tenant’s sole cost and expense, cooperate fully with Tenant in connection with the exercise of Tenant’s right of contest contained herein, and in the event that applicable law shall require that Landlord, rather than Tenant, pursue legal proceedings for such contest, Landlord will initiate and pursue such contest upon Tenant’s request and in accordance with Tenant’s instructions (including, without limitation, Tenant’s instructions as to the selection of legal counsel and matters of strategy or settlement); provided, however, that Landlord shall not be subject to any liability for the payment of any costs or expenses in connection with any such contest or proceedings, and Tenant will indemnify and save harmless Landlord from any such costs and expenses (including, without limitation, attorneys’ fees, costs of court and appraisal costs), reimbursing Landlord therefor upon demand (or paying such costs and expenses directly when due, all as directed by Landlord).  Tenant shall be entitled to any refund of any taxes and penalties or interest from any governmental authority to the extent the refund represents moneys paid to the governmental authority by Tenant or paid by Landlord and reimbursed by Tenant.

8.4          Additional Charges.  All payments made by Tenant under this Lease and each other Operative Document shall be made free and clear of, and without reduction or withholding for or on account of, any present, or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed pursuant to any Legal Requirement, excluding, however, any Landlord Taxes (all such nonexcluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called “Additional Charges”).  Tenant shall be responsible for the payment of any such Additional Charges; and if any such Additional Charges are required to be withheld from any amounts payable to Landlord, Administrative Agent or any Rent Purchaser hereunder or under any other Operative Document, then the amounts so payable to Landlord, Administrative Agent or such Rent Purchaser shall be increased by an amount (“Additional Amount”) necessary to yield to Landlord, Administrative Agent or such Rent Purchaser (after payment of all Additional Charges) the Base Rent, Additional Rent and other amounts payable hereunder or under any other Operative Document at the rates or in the amounts specified in this Lease or such other Operative Document.  Whenever any Additional Charges are required to be withheld by Tenant, such Additional Charges shall be deducted or withheld by Tenant, and shall be paid by Tenant to the appropriate governmental authority in accordance with applicable Legal Requirements.  As promptly as possible thereafter, Tenant shall send to Landlord and Administrative Agent for their own accounts a copy of an original official receipt (or other evidence of payment) received by Tenant showing payment thereof.  If Tenant is required to pay Landlord, Administrative Agent or any Rent Purchaser any Additional Amount, Landlord shall, and shall request that Administrative Agent and the applicable Rent Purchaser, use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction in which it books this transaction if the making of such a change would avoid the need for, or reduce the amount of, any such Additional Amount which may thereafter accrue and would not, in the reasonable judgment of Landlord, Administrative Agent or such Rent Purchaser, be otherwise disadvantageous to it.  The agreements in this Section 8.4 shall survive the termination of this Lease with respect to any Additional Charges or payments that become due during the Term.

ARTICLE IX

INSURANCE

9.1          Liability Insurance.  At all times during the Term, Tenant shall obtain at Tenant’s sole cost and expense a policy or policies of commercial general liability insurance on an “occurrence” basis against claims for “personal injury” liability, including bodily injury, death or property damage liability.  The liability insurance policy shall contain coverage of at least $10,000,000 combined single limit per occurrence.

9.2          Builders’ Risk Insurance.  With respect to any Improvements which may be under construction and not yet covered by insurance under the terms of Section 9.3, Tenant shall maintain or cause to be maintained at Tenant’s sole cost and expense a policy or policies of builders’ risk insurance in an amount equal to the value upon completion of the work (exclusive of land, foundation, excavation, grading, landscaping, architectural and development fees and other items customarily excluded from such coverage), insuring against the risks customarily insured against under such insurance, including fire, vandalism, malicious mischief, sprinkler leakage, lightning, and windstorm.

9.3          All-Risk Insurance.  With respect to any Improvements now or hereafter situated on the Land, at all times, Tenant shall, at Tenant’s sole cost and expense, obtain and maintain, or cause to be obtained and maintained, (a) a policy or policies of all-risk insurance covering the Improvements, providing coverage against loss or damage by fire, vandalism, malicious mischief, sprinkler leakage, lightning, windstorm, and other insurable perils, as, under good insurance practice, from time to time are insured against under all-risk coverage for properties of similar character, age and location in an amount or amounts not less than one hundred percent (100%) of the then actual replacement cost (exclusive of land, foundation, excavations, grading, landscaping, architectural and development fees and other items customarily excluded from such coverage and without any deduction for depreciation); and (b) if any Parcel is determined to be in a flood zone, standard flood coverage.  Tenant will self-insure against loss or damage to any Improvements caused by an earthquake; and Tenant shall not be required to maintain other earthquake insurance, but may elect to do so in its sole discretion.

9.4          General Requirements.  The insurance required under this Article IX may be furnished under a “primary” policy and an “umbrella” policy or policies.  Landlord, Administrative Agent and each Rent Purchaser shall be named as an additional insured under Tenant’s policy of insurance required under Section 9.1; and such policies shall contain cross-liability coverage.  Landlord shall be named as loss payee with respect to all insurance required under Sections 9.2 and 9.3.  Tenant shall furnish Landlord and Administrative Agent with certificates from Tenant’s insurers with respect to the insurance required to be carried hereunder on or before the date such insurance is required to be carried.  The certificates shall state that such insurance is in full force and effect and that coverage will not be reduced below the amounts required under this Article IX or otherwise limited or canceled without thirty (30) days’ prior written notice to Landlord and Administrative Agent.  Renewal certificates shall be furnished to Landlord and Administrative Agent within five (5) days following the expiration of each such policy.  Any blanket insurance policy or policies that insure Tenant against the risks and for the amounts herein specified shall be deemed to satisfy the obligation of Tenant hereunder, provided that Landlord, Administrative Agent and each Rent Purchaser shall be named as additional insured parties thereunder as their interest may appear and that the coverage afforded Landlord, Administrative Agent and each Rent Purchaser will not be reduced or diminished by reason of the use of such blanket policy of insurance, and provided further that the requirements set forth herein are otherwise satisfied, and provided that any such policy of blanket insurance shall specify the amount of the total insurance allocated to the risks required to be insured hereunder and such allocated amount meets the requirements of this Article IX.  All insurance required by this Article IX shall be with an insurance company licensed to do business in the state in which the Parcel is located with a general policyholder’s rating, as rated by the most current available “Best” Insurance Reports, of no less than A- and a financial size rating of at least VII; provided, however, that such rating shall not be required with respect to any insurance required by this Article IX if on any date such insurance is underwritten by a Captive Insurance Subsidiary of Tenant, so long as Tenant’s Debt/EBITDA Ratio for the consecutive four-quarter period ending most recently prior to such date is 2.00 to 1.00 or less.

9.5          Waiver of Subrogation.  Notwithstanding anything to the contrary contained herein, to the extent permitted by law and so long as any insurance coverage maintained by Tenant is not diminished by reason thereof, Tenant hereby (a) releases and waives any rights it may have against Landlord, Administrative Agent, any Rent Purchaser and their respective officers, agents and employees on account of any loss or damages occasioned to Tenant, its property or the Parcels, and arising from any risk covered by any fire and extended coverage insurance maintained by Tenant, whether or not due to the negligence of Landlord, Administrative Agent, any Rent Purchaser, or their respective agents, employees, contractors, licensees, invitees or other persons, and (b) waives on behalf of any insurer providing such insurance to Tenant any right of subrogation that any such insurer may have or acquire against Landlord, Administrative Agent, any Rent Purchaser or such persons by virtue of payment of any loss under such insurance.  Tenant shall cause its insurance policies to contain a waiver of subrogation clause in accordance with the foregoing.

9.6          Indemnity.  Tenant shall protect, defend, indemnify, hold and save Landlord, Administrative Agent and each Rent Purchaser harmless from and against any and all losses, costs, liabilities or damages (including reasonable attorneys’ fees and disbursements and court costs) arising by reason of:  (i) any failure of Tenant to maintain insurance for the benefit of Landlord, Administrative Agent and each Rent Purchaser as required pursuant to this Article IX, (ii) the failure to obtain the waiver of subrogation clause required by Section 9.5 hereof, or (iii) the invalidation of such insurance policy required to be obtained by Tenant hereunder by Tenant’s insurer.  Tenant’s duty to indemnify Landlord, Administrative Agent and each Rent Purchaser under this Section 9.6 shall survive the expiration or earlier termination of this Lease with respect to events occurring during the Term.

ARTICLE X

USE

10.1        Use.

(a)           Permitted.  Tenant may use the Parcels for any lawful purpose, which shall at all times be subject to the Ground Lease.

(b)           Environmental Compliance.

(i)            Defined Terms.  The term “Applicable Environmental Laws” shall mean any applicable laws, regulations or ordinances pertaining to health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 or otherwise (as amended, hereinafter called “CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, the Hazardous and Solid Waste Amendments of 1984 or otherwise (as amended, hereinafter called “RCRA”), and the California Health & Safety Code Section 25501(j).  The terms “hazardous substance” and “release” as used in this Lease shall have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings specified in RCRA; provided, in the event either CERCLA or RCRA is amended or superseded by other laws so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment or other laws; and, provided further, to the extent that the laws of any state in which a Parcel is located establish a meaning for “hazardous substance,” “release,” “solid waste,” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

(ii)           Tenant’s Covenants.  Tenant will not cause or permit the Parcels to be in violation of, or do anything or permit anything to be done which subjects Landlord, Administrative Agent, any Rent Purchaser, Tenant or the Parcels to any remedial obligations under or which creates a claim or cause of action against Landlord, Administrative Agent, any Rent Purchaser, Tenant (in each case relating to the Parcels) or the Parcels under any Applicable Environmental Laws, including, without limitation, CERCLA, RCRA, and the environmental laws of the state in which the Parcels are located assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Parcels, and Tenant will promptly notify Landlord and Administrative Agent in writing of any existing, pending or threatened investigation, claim or inquiry of which Tenant has knowledge by any governmental authority in connection with any Applicable Environmental Laws.  Tenant shall obtain any permits, licenses or similar authorizations to construct, occupy, operate or use any improvements, fixtures and equipment at any time located on the Parcels by reason of any Applicable Environmental Laws.  Tenant will not use the Parcels in a manner which will result in the unlawful disposal or other unlawful release of any hazardous substance or solid waste on or to the Parcels and covenants and agrees to keep or cause the Parcels to be free of any unlawful hazardous substance, solid waste or environmental contaminants (including, without limitation, arsenic in soil and friable asbestos and any substance containing asbestos deemed hazardous and unlawful by any Applicable Environmental Law), and to remove the amounts of the same (or if removal is prohibited by law, to take whatever action is required by law) promptly upon discovery at Tenant’s sole expense to the extent required by Applicable Environmental Law.  Tenant shall promptly notify Landlord and Administrative Agent in writing of any unlawful disposal or other unlawful release of any hazardous substance, environmental contaminants or solid wastes on or to the Parcels in violation of Applicable Environmental Law.  In the event Tenant fails to comply with or perform any of the foregoing covenants and obligations, after thirty (30) days’ prior written Notice to Tenant, Landlord or Administrative Agent may, but shall be under no obligation to, cause the Parcels to be freed from such unlawful hazardous substance, unlawful solid waste or unlawful environmental contaminants (or if removal is prohibited by law, to take whatever action is required by law) and the cost of the removal or such other action shall be a demand obligation owing by Tenant to the remediating party pursuant to this Lease.  Notwithstanding the foregoing, Landlord and Administrative Agent shall have no right to cause the removal of such materials so long as Tenant both: (1) is diligently and in good faith proceeding to comply with Tenant’s obligation to remove such unlawful amounts of such materials; and (2) has the financial ability to so comply.  Subject to the foregoing, Tenant grants to Landlord, and to the extent permitted by the Operative Documents, Administrative Agent and their respective agents and employees access to the Parcels, and the license to remove the unlawful hazardous substance, unlawful solid waste or environmental contaminants (or if removal is prohibited by law, to take whatever action is required by law); and agrees to indemnify and save Landlord, Administrative Agent and all Rent Purchasers harmless from all costs and expenses involved and from all claims (including consequential damages) asserted or proven against Landlord, Administrative Agent or any Rent Purchaser by any party in connection therewith.  Upon reasonable request by Landlord or, to the extent permitted by the Operative Documents, Administrative Agent for “good cause” (defined below), at any time and from time to time during the Term, Tenant will provide at Tenant’s sole expense an inspection or audit of the Parcels from an engineering or consulting firm approved by the Entity making such request, indicating the presence or absence of any hazardous substance, solid waste or environmental contaminants located on the Parcels.  If Tenant fails to provide same after sixty (60) days’ notice, the Entity making such request may order same, and Tenant grants to such Entity and its respective employees and agents access to the Parcels and a license to undertake any testing reasonably required to obtain such inspection or audit.  The cost of obtaining such inspection or audit and any expenses incurred by such Entity in connection therewith shall be a demand obligation owing by Tenant to such Entity pursuant to this Lease.  For purposes of this Section 10.1(b)(2), “good cause” shall mean that the Entity requesting such inspection or audit shall have reasonable grounds to believe that an unlawful release or an unlawful disposal of hazardous substances or solid wastes has occurred on the Parcels.

(c)           Compliance With Legal Requirements.  Tenant shall at all times comply with all material Legal Requirements applicable to the Land or any improvements now or hereafter situated on the Land and/or the use thereof.

10.2        Contest of Legal Requirements.  Tenant shall have the right at its sole cost and expense to contest the validity of any Legal Requirements applicable to the Parcels by appropriate proceedings diligently conducted in good faith; and upon the request of Tenant and at Tenant’s sole cost and expense, Landlord will join and cooperate with Tenant in such proceedings.  Subject to Section 8.3, and any other provision of this Lease to the contrary notwithstanding, Tenant’s right to contest Legal Requirements must be exercised in such a manner as to avoid any exposure of the Parcels or any part thereof to foreclosure or execution sale or exposure of Landlord, Administrative Agent or any Rent Purchaser to civil or criminal penalties arising from Tenant’s non-compliance with such Legal Requirements.  Tenant shall defend and indemnify Landlord, Administrative Agent and each Rent Purchaser against, and hold Landlord, Administrative Agent and each Rent Purchaser harmless from, any and all liability, loss, cost, damage, injury or expense (including, without limitation, attorneys’ fees and costs) which Landlord, Administrative Agent or any Rent Purchaser may sustain or suffer by reason of Tenant’s failure or delay in complying with, or Tenant’s contest of, any such Legal Requirements (or Landlord’s contest, if requested in writing by Tenant), and Tenant’s duty to indemnify Landlord, Administrative Agent and each Rent Purchaser under this Section 10.2 shall survive the expiration or earlier termination of this Lease.

ARTICLE XI

UTILITIES AND SERVICES

11.1        Services to the Parcels.  At Tenant’s sole cost and expense, Tenant shall make its own arrangements for the provision of all utilities and services to be provided to or consumed on the Parcels, including, without limitation, air conditioning and ventilation service contracts, heating, electric power, telephone, water (both domestic and fire protection), sanitary sewer, storm drain, natural gas and janitorial services, including for the installation, maintenance and repair of service lines and meters to measure Tenant’s consumption of such utilities.

ARTICLE XII

MAINTENANCE AND REPAIRS SURRENDER OF THE PARCELS

12.1        Tenant Obligations.  Landlord shall have no obligation to maintain the Parcels.  Tenant shall at all times and at Tenant’s sole cost and expense maintain the Parcels in good repair, normal wear and tear excepted.

12.2        Surrender of the Parcels.  Except as provided in Section 20.1 below, upon the expiration or earlier termination of the Term, Tenant shall surrender each Parcel to Landlord in its then condition, subject to compliance by Tenant on or prior to such date with its obligations under this Lease and the other Operative Documents, but including any condition resulting from: (i) normal wear and tear; (ii) obsolescence; (iii) damage that is caused by Landlord or its agents, employees or contractors; and (iv) any improvements, alterations, additions, repairs, replacements or decorations in, to or of the Parcels or on the Land which are not Tenant’s Property which Tenant may elect to remain on the Land or the Parcels.  Title to all Tenant’s Property shall be and remain in Tenant throughout the Term, and at any time during the Term of this Lease, the same may be removed by Tenant, or, at Tenant’s abandonment or written election, surrendered with the Parcels, in which event title to such surrendered property shall, if Landlord so elects in Landlord’s sole discretion, be deemed transferred to Landlord.  Any of such property that is not removed from the Parcels on or prior to the expiration or early termination of this Lease or any Lease Supplement shall be considered abandoned and Landlord may deal with it as Landlord elects.

ARTICLE XIII

LIENS

13.1        Pay and Discharge Liens.

(a)           Tenant shall not directly or indirectly create or allow to remain, and shall promptly discharge at its sole cost and expense, any Lien, attachment or levy upon any Parcel or any Lien, attachment or levy with respect to Base Rent or Additional Rent, other than any Lien specified as a permitted title exception in Schedule 2 attached to a Lease Supplement or any Landlord Lien.  Notwithstanding the foregoing, Tenant shall not be required to discharge or remove any Lien on any Parcel, so long as no Event of Default has occurred and is continuing and, in the opinion of Tenant’s counsel, Tenant shall have a realistic possibility of success in contesting the existence, amount, applicability or validity thereof by appropriate proceedings, which proceedings (i) shall not involve any material danger that any Parcel or any Base Rent or Additional Rent would be subject to sale, forfeiture or loss, (ii) shall not affect the payment of any Base Rent or Additional Rent or result in any such amounts being payable to any Person other than Landlord or the Administrative Agent, (iii) will not place Landlord, the Administrative Agent or any Rent Purchaser in any danger of civil or criminal liability and (iv) shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Tenant or such Parcel is subject and shall not constitute a default thereunder.

(b)           Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, expressed or implied, to or for the performance by any contractor, mechanic, laborer, materialman, supplier or vendor of any labor or services or for the furnishing of any materials for any construction, modification, addition, repair or demolition of or to any Parcel or any part thereof.  NOTICE IS HEREBY GIVEN THAT LANDLORD IS NOT AND SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING ANY PARCEL OR ANY PART THEREOF THROUGH OR UNDER TENANT, AND THAT NO MECHANIC’S OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY PARCEL.

ARTICLE XIV

ASSIGNMENT BY LANDLORD

14.1        Further Mortgages or Encumbrances by Landlord.  Except for the Security Instruments and the Rent Purchasers’ Deed of Trust, and any amendments thereto, Landlord shall not cause or create any mortgages, deeds of trust, encumbrances or exception to exist with respect to the Parcels at any time.  Landlord agrees that it will not materially modify any Security Instrument nor will it cause any new bonds or assessments to encumber the Parcels without Tenant approval.

14.2        Landlord’s Right to Sell.  Subject to Tenant’s Purchase Option set forth in Article XX hereof and without limitation of Landlord’s rights and remedies under Article XIX hereof, Landlord may transfer all or any portion of its right, title and interest in any Parcel to Administrative Agent, any Rent Purchaser or any other financial institution having a minimum capitalization and surplus of at least $50,000,000, so long as such transfer (i) does not cause Tenant to be identified as the ‘primary beneficiary’ of the transactions contemplated by this Lease and the Operative Documents under the relevant provisions of FASB Interpretation No. 46 (rev. December 2003), as hereafter amended or replaced, or otherwise require the transferee Entity and Tenant to be consolidated for financial accounting purposes under then applicable accounting standards or otherwise prevent Tenant from utilizing operating lease accounting with respect to this Lease, and (ii) would not result in an increase in the amount of Real Estate Taxes payable with respect to such Parcel as a consequence of a reassessment thereof.  Any sale or transfer by Landlord pursuant to this section shall by its express terms recognize and confirm the right of possession of Tenant to the Parcels and Tenant’s other rights arising out of this Lease shall not be affected or disturbed in any way by any such sale, transfer, assignment or conveyance (except for any disturbance resulting from a foreclosure sale conducted pursuant to the laws of the state where each Parcel is located at which independent third party bids were permitted pursuant to the applicable Security Instruments all subject to the terms of Section 19.2), and any transferee shall expressly assume in writing all obligations of Landlord to be performed following the date of transfer.  Nothing in this Section 14.2 shall prohibit Landlord from selling rents to any financial institution pursuant to the Participation Agreement and/or the Rent Purchase Agreement executed by and between Landlord, Administrative Agent and the Rent Purchasers (without transferring Landlord’s interest in the Parcels) or from granting a security interest to the Rent Purchasers as additional inducement to participate in this transaction.

14.3        Transfer of Funds and Property.  At each time Landlord sells, assigns, transfers or conveys the entire right, title and estate of Landlord in any Parcel and in this Lease, Landlord shall turn over to the transferee any funds or other property then held by Landlord under this Lease and thereupon all the liabilities and obligations on the part of the Landlord under this Lease arising after the effective date of such sale, assignment, transfer or conveyance shall terminate as to the transferor and be binding upon the transferee.

ARTICLE XV

ASSIGNMENT AND SUBLEASING

15.1        Right to Assign.

(a)           Tenant’s Right.  Provided that there is not an Event of Default under this Lease which is continuing and uncured or if there is such an Event of Default, provided that Tenant cures the Event of Default in connection with the assignment, Tenant shall have the right, at any time and from time to time during the Term, to assign all of its right, title and estate in a Parcel and in this Lease with the prior written approval of Landlord and Administrative Agent, which consent shall not be unreasonably withheld.  Any such assignee, immediate or remote, shall have the same right of assignment.  Any such assignment shall be evidenced by a written instrument, properly executed and acknowledged by all parties thereto and, at Tenant’s election, duly recorded in the Official Records, wherein and whereby the assignee assumes all of the obligations of Tenant under this Lease.  Notwithstanding any such assignment and assumption,

Tenant shall remain primarily liable for all obligations and liabilities on the part of Tenant theretofore or thereafter arising under this Lease and all Lease Supplements.

(b)           Notice.  Tenant shall, promptly after execution of each assignment, notify Landlord and Administrative Agent of the name and mailing address of the assignee and shall, on demand, permit Landlord and Administrative Agent to examine and copy the assignment agreement.

15.2        Right to Sublet.

(a)           Tenant’s Right.  Provided that there is not an Event of Default under this Lease which is continuing and uncured or if there is such an Event of Default, provided that Tenant cures the Event of Default in connection with the sublease, Tenant shall have the right, at any time and from time to time during the Term, to sublet all or any portion of the Parcels and to extend, modify or renew any sublease without the approval of Landlord; provided that, except as specified hereinbelow with respect to any Retail Leases, no sublease shall have a term that extends beyond the Expiration Date.  Notwithstanding any such sublease, Tenant shall remain primarily liable for all obligations and liabilities on the part of Tenant theretofore or thereafter arising under this Lease and all Lease Supplements.  It is expressly understood that Tenant may lease to third parties, in arms-length transactions and on then current fair market terms, certain ground floor space constructed for retail use and currently existing in the Improvements (“Qualifying Retail Leases”) without the consent of Landlord or Administrative Agent, and any such Qualifying Retail Lease may have a maturity date which extends beyond the Expiration Date.

(b)           Notice.  Tenant shall, promptly after execution of each sublease, notify Landlord and Administrative Agent of the name and mailing address of the subtenant and shall, on demand, permit Landlord and Administrative Agent to examine and copy the sublease.

(c)           Nondisturbance Agreement.  Upon Tenant’s request, Landlord shall enter into a non-disturbance and attornment agreement with any subtenant of Tenant under any Qualifying Retail Lease.  Such agreement shall provide that Landlord shall recognize such Qualifying Retail Lease and not disturb the subtenant’s possession thereunder so long as such subtenant shall not be in default under such Qualifying Retail Lease.  Tenant shall immediately reimburse Landlord on demand for all reasonable out-of-pocket costs and expenses incurred by Landlord in complying with Landlord’s obligations under this Section 15.2.

15.3        Mortgage by Tenant.  Tenant shall not have the right to mortgage, pledge or otherwise encumber all or any portion of the right, title and estate of Tenant in any Parcel or in this Lease, without the prior written consent of Landlord and Administrative Agent.

ARTICLE XVI

EMINENT DOMAIN

16.1        Total or Substantial Taking.  If title or access is taken for any public or quasi-public use, or under any statute or by right of condemnation or eminent domain, or by sale in lieu thereof (a “Taking”) with respect to any or all of a Parcel, or if title to so much of the Parcel or access thereto is Taken, or if the Parcel or access thereto is damaged, blocked or impaired by the Taking, so that, in Tenant’s sole discretion, such Parcel or access thereto, even after a reasonable amount of reconstruction thereof, will no longer be suitable for the conduct of Tenant’s (and/or Tenant’s subtenants’) business, then in any such event, the Lease Supplement relating to such Parcel shall terminate on the date of such Taking, and, to the extent the compensation for such Taking payable to Landlord pursuant to Section 16.4 is less than the Purchase Price for such Parcel, Tenant shall pay the balance of the Purchase Price for such Parcel into escrow as provided in the Participation Agreement for distribution as provided in the Rent Purchase Agreement.  Landlord shall not exercise any right to terminate a Ground Lease without Tenant’s prior approval, in Tenant’s sole discretion.  Tenant shall restore the Parcels to the extent provided in a Ground Lease in the event the applicable Lease Supplement and Ground Lease are terminated.  The provisions of Section 16.4 shall be applicable only as to the compensation allocated to the ground lessee under a Ground Lease in the event of a Taking.

16.2        Partial Taking.  If any part of a Parcel, or access thereto, shall be subject to a Taking, and the Parcel or the remaining part thereof and access thereto will be, in Tenant’s reasonable discretion, suitable for the conduct of Tenant’s (and/or Tenant’s subtenants’) business in a manner consistent with the conduct of such business prior to such Taking, all of the terms, covenants and conditions of this Lease and the Lease Supplement covering such Parcel shall continue, except that Base Rent shall be adjusted to reflect the decreased Lease Investment Balance remaining after application thereto of the award made to Landlord for such Taking.

16.3        Temporary Taking.  If the whole or any part of any Parcel is subject to a Taking for temporary use or occupancy, this Lease shall not terminate by reason thereof and Tenant shall continue to pay, in the manner and at the times herein specified, the full amount of the Base Rent payable by Tenant hereunder, and, except only to the extent that Tenant may be prevented from so doing by reason of such Taking, Tenant shall continue to perform and observe all of the other terms, covenants and conditions hereof on the part of Tenant to be performed and observed, as though the Taking had not occurred.  In the event of any such temporary Taking, Tenant shall be entitled to receive the entire amount of the award made for the Taking, whether paid by way of damages, rent or otherwise.  If the temporary Taking is for a term in excess of thirty (30) days, then the Taking shall be treated as a permanent Taking and be governed by Section 16.1 or 16.2, as applicable.

16.4        Damages.  The compensation attributable to the Parcels (in each case the compensation or value shall be determined as of the date of the Taking) awarded or paid upon any Taking (other than a temporary Taking, which shall be governed by Section 16.3), whether awarded to Landlord, Tenant, or any of them, shall be held by the Escrow Agent described in Section 17.3(b), and distributed in the same manner as insurance proceeds pursuant to Section 17.3.  For purposes of this Section 16.4, references to the term “casualty” or similar terms in Section 17.3 shall be deemed to refer to “Taking.” Any portion of such compensation which Tenant does not want to use for any construction, restoration or reconstruction shall be paid as follows (the order of payment as set forth below shall be the “Distribution Formula”): (i) to Landlord (but only to the extent of the then-existing Lease Investment Balance and all accrued and unpaid Base Rent and Additional Rent); and (ii) with any remaining excess to be paid to Tenant.  Any compensation in excess of the Lease Investment Balance, plus all accrued and unpaid Base Rent and Additional Rent, shall be paid to Tenant.  Any compensation payable to Landlord shall be deposited in escrow as provided in the Participation Agreement and distributed as provided in the Rent Purchase Agreement.

16.5        Notice and Execution.  Immediately upon service of process upon Landlord or Tenant in connection with any Taking relating to any Parcel or any portion thereof or access thereto, each party shall give the other Notice thereof.  Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this Article XVI.  Tenant reserves the right to appear in and to contest any proceedings in connection with any such Taking.  Tenant shall immediately reimburse Landlord on demand for all reasonable out-of-pocket costs and expenses incurred by Landlord in complying with Landlord’s obligations under this Section 16.5.

16.6        Terms of SJRDA Ground Leases.  Notwithstanding any of the foregoing provisions of this Article XVI, Landlord and Tenant acknowledge that in the event of any inconsistency between the foregoing terms of this Article XVI and Article XI of the SJRDA Ground Leases, the terms of Article XI of the SJRDA Ground Leases shall control; and Tenant shall have no right to terminate this Lease (or a Lease Supplement) as a consequence of a Taking unless Landlord shall also have the right to terminate the SJRDA Ground Leases (or the corresponding SJRDA Ground Lease in the case of termination of a Lease Supplement) as a consequence thereof (provided that Tenant may exercise the Purchase Option under Section 20.1 at any time); Landlord shall not exercise any right to terminate either of the SJRDA Ground Leases without Tenant’s prior approval, in Tenant’s sole discretion; Tenant shall restore the Parcels to the extent provided in the SJRDA Ground Leases in the event this Lease (or applicable Lease Supplement) and the SJRDA Ground Leases (or corresponding SJRDA Ground Lease) are not terminated; and the provisions of Section 16.4 above shall be applicable only to the compensation allocated to the ground lessee under the terms of an SJRDA Ground Lease in the event of a Taking.

ARTICLE XVII

DAMAGE OR DESTRUCTION

17.1        Casualty.  If any of the improvements now or hereafter situated on a Parcel (including the Improvements) are damaged or destroyed by fire or other casualty, except as provided to the contrary in Section 17.2, this Lease and corresponding Lease Supplement shall continue in full force and effect without any abatement or reduction in Base Rent, and Tenant, at Tenant’s election, shall either (a) restore such improvements substantially to their condition prior to the damage or destruction, subject to Landlord’s approval in accordance with the terms of an applicable construction management agreement, if any, which shall not be unreasonably withheld, of the plans and general contractor’s construction contract; or (b) not restore such improvements and terminate the Lease Supplement for such Parcel as provided in Section 17.2.  Notwithstanding the foregoing, Tenant shall be required to perform, or cause to be performed, at Tenant’s sole cost and expense, any work or service required by any Legal Requirement for the protection of persons or property from any risk, or for the abatement of any nuisance, created by or arising from the casualty or the damage or destruction caused thereby.

17.2        Termination of Lease Supplement.  In the case of: (a) any damage or casualty of any Improvements located on a particular Parcel, which in the good faith judgment of Tenant’s Board of Directors would render the Improvements either unsuitable or uneconomic for restoration or continued use by Tenant; (b) the damage or destruction of all or substantially all (as determined in good faith by Tenant’s Board of Directors) of the Improvements; or (c) the damage or destruction of the Improvements where restoration cannot (as determined in good faith by Tenant’s Board of Directors) reasonably be completed either within 365 days or prior to the Expiration Date, then Tenant shall be deemed to have elected to terminate the Lease Supplement and exercise the Purchase Option for such Parcel.  In the event Tenant terminates the Lease Supplement pursuant to the preceding sentence, Tenant shall purchase Landlord’s interest in such Parcel for a purchase price equal to the Purchase Price for the Parcel as such Purchase Price shall have the meaning set forth in Section 20.1. The purchase of Landlord’s interest in the Parcel shall be pursuant to the terms of Section 20.1, as applicable to the Parcel.  Upon the completion of such purchase, the Lease Supplement and all obligations with respect to the purchased Parcel shall terminate.

17.3        Insurance Proceeds.  In the event of any fire or other casualty, the proceeds of any insurance policies maintained by Tenant pursuant to Section 9.2 or 9.3 shall be held, applied and dealt with as follows:

(a)           If no Event of Default has occurred and is continuing, and provided that Tenant has not terminated the applicable Lease Supplement pursuant to Section 17.2, any proceeds (per occurrence) of such policies attributable to the Improvements below the amount of Two Million Dollars ($2,000,000.00) or any proceeds directly attributable to improvements constructed on the Property by Tenant solely with its own funds shall be paid directly to Tenant and applied and used as Tenant may direct in its sole discretion for any construction, restoration or reconstruction purposes in connection with any improvements located on the Land which were destroyed, damaged or affected by such casualty; provided, however, that at such time no Event of Default has occurred and is continuing.  Any portion of such proceeds which Tenant does not want to use (subject to the terms of Section 17.3(c)) for any construction, restoration or reconstruction shall be paid in accordance with the Distribution Formula set forth in Section 16.4 above.

(b)           If no Event of Default has occurred and is continuing, any proceeds (per occurrence) of such policies attributable to the Improvements greater than Two Million Dollars ($2,000,000.00) shall be paid to an escrow agent (“Escrow Agent”) mutually agreeable to the parties (but such escrow agent shall not be a party which is related to or affiliated with either of the parties to this Lease, but shall be bound by the terms of this Article XVII).  Such proceeds shall be invested by the Escrow Agent as Tenant may direct (provided, however, that such proceeds may not be invested in any securities or any debt obligations issued by Tenant).  Such proceeds shall be paid by the Escrow Agent to Tenant (or to third parties as Tenant may direct), as Tenant may direct from time to time as restoration, construction or rebuilding progresses to pay the cost of any restoration, construction or rebuilding on the Land required by Section 17.1 or any Improvements located upon the Land, so long as Landlord reasonably determines that the following conditions are satisfied at the time of such request for payment by Tenant: (i) the sum requested has been paid or is then due and payable or will become due and payable within thirty (30) days; (ii) Tenant has the financial ability (taking into account the insurance proceeds held by the Escrow Agent) to complete the restoration, construction or rebuilding required by Section 17.1; (iii) Landlord has approved the plans, if any, relating to the restoration of Improvements (which approval shall not be unreasonably withheld or delayed); and (iv) in Landlord’s reasonable judgment, such restoration work required by Section 17.1 in connection with the Improvements can be completed at least nine (9) months prior to the expiration of the Term.  Landlord shall promptly upon request instruct the Escrow Agent to make the payments requested by Tenant unless an Event of Default has occurred and is continuing or any of the four (4) conditions described above is not satisfied at the time of such request.  Any excess insurance proceeds existing after Tenant’s completion of the restoration, construction or rebuilding which Tenant elects to perform, and all insurance proceeds if an Event of Default has occurred and is continuing or any of the four (4) conditions described above is not satisfied, shall be paid pursuant to the Distribution Formula.

(c)           If Tenant elects to terminate the applicable Lease Supplement, Tenant may use any insurance proceeds to pay the Purchase Price described in Section 17.2, and all rights of Landlord in insurance proceeds not used to pay the Purchase Price shall be assigned to Tenant by Landlord at the time Tenant purchases Landlord’s interest in the Parcel covered by such Lease Supplement.  If either: (1) Tenant has not delivered written notice to Landlord within ninety (90) days after reaching final written settlement with all insurance companies regarding the amount of proceeds to be paid for the casualty in question, pursuant to which notice Tenant elects to either exercise its termination rights under Section 17.2 and/or to fully repair or restore pursuant to Section 17.1; or (2) Landlord reasonably believes that Tenant has abandoned reconstruction or restoration work required by Section 17.1 (and Tenant shall have failed to diligently recommence reconstruction or restoration work which Tenant is then able to perform within thirty (30) days after Tenant’s receipt from Landlord of a Notice of Landlord’s belief of Tenant’s abandonment of the reconstruction or restoration work); then, in either case, the proceeds attributable to the Improvements shall be paid pursuant to the Distribution Formula.

(d)           Any insurance proceeds payable to Landlord under this Article XVII shall be deposited into escrow as provided in the Participation Agreement and applied pursuant to the Rent Purchase Agreement to reduce the Lease Investment Balance for such Parcel by a like amount.

(e)           Notwithstanding any of the foregoing provisions of this Article XVII, Landlord and Tenant acknowledge that in the event of any inconsistency between the foregoing terms of this Article XVII and the terms of the SJRDA Ground Leases, the terms of the SJRDA Ground Leases shall control, and Tenant shall have no right to terminate this Lease (or a Lease Supplement) as a consequence of any damage or destruction unless Landlord shall also have the right to terminate the SJRDA Ground Leases (or the corresponding SJRDA Ground Lease in the case of termination of a Lease Supplement) as a consequence thereof (provided that Tenant may exercise the Purchase Option under Section 20.1 at any time); Landlord shall not exercise any right to terminate either of the SJRDA Ground Leases without Tenant’s prior approval, in Tenant’s sole discretion; Tenant shall restore or rebuild the Parcels in the manner and subject to the terms of the SJRDA Ground Leases in the event this Lease (or applicable Lease Supplement) and the SJRDA Ground Leases (or corresponding SJRDA Ground Lease) are not terminated; and the provisions regarding the application of insurance proceeds provided in Section 17.3 above shall be subject to the terms of any SJRDA Ground Lease and the allocation of insurance proceeds between the ground lessor and ground lessee if provided for therein.

ARTICLE XVIII

QUIET ENJOYMENT

18.1        Quiet Enjoyment.  Landlord covenants to secure to Tenant the quiet possession of the Parcels for the full Term against all persons claiming the same, by, through or in the right of Landlord, subject to Landlord’s rights and remedies under Article XIX upon an Event of Default by Tenant.  The existence of any Permitted Title Exceptions shall not be deemed to constitute a breach of Landlord’s obligations hereunder.  Tenant shall, immediately upon demand, reimburse Landlord for all reasonable costs, expenses and damages incurred or paid by Landlord in the performance of Landlord’s obligations under this Article XVIII (except for any costs, expenses or damages arising from any Landlord Liens or Landlord’s willful breach of this Lease).  Landlord agrees that, so long as no Event of Default has occurred and is continuing, Landlord shall not exercise the right to terminate any Ground Lease.

ARTICLE XIX

DEFAULT

19.1        Default.  Each of the following events shall constitute an event of default (“Event of Default”) by Tenant:

(a)           Non-Payment.  Tenant shall (i) fail to pay on the Expiration Date any amounts payable by Tenant under this Lease or any of the other Operative Documents, or (ii) fail to pay within five (5) days after the same becomes due, any Base Rent, Additional Rent or other amounts required under the terms of this Lease or any of the other Operative Documents; or

(b)           Specific Defaults.  (i) Tenant shall fail to carry any policy of insurance required by Article IX, or (ii) Tenant or any of its Subsidiaries shall fail to perform any covenant, obligation, condition or agreement set forth in Sections 21.21 or 21.22; or

(c)           Other Defaults.  Tenant or any of its Subsidiaries shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Lease or the other Operative Documents and such failure shall continue for fifteen (15) Business Days after the earlier of (i) Tenant’s written acknowledgment of such failure and (ii) written notice to Tenant by Landlord, Administrative Agent or any Rent Purchaser of such failure; or

(d)           Representations and Warranties.  Any written representation, warranty, certificate, information or other statement (financial or otherwise) made or furnished by Tenant or any of its Subsidiaries to Landlord, Administrative Agent or any Rent Purchaser in or in connection with this Lease or any of the other Operative Documents shall be false, incorrect, incomplete or misleading in any material respect when made or furnished and either:

(i)            Tenant has acknowledged that such representation, warranty, certificate, information or other statement was false, incorrect, incomplete or misleading in any material respect when made or furnished, or Landlord, Administrative Agent or any Rent Purchaser has delivered to Tenant written notice to such effect and such representation, warranty, certificate, information or other statement cannot be remedied; or

(ii)           Such representation, warranty, certificate, information or other statement continues to be false, incorrect, incomplete or misleading in any material respect thirty (30) days after the earlier of (A) Tenant’s written acknowledgment that such representation, warranty, certificate, information or other statement was false, incorrect, incomplete or misleading in any material respect when made or furnished, and (B) written notice to Tenant by Landlord, Administrative Agent or any Rent Purchaser to such effect; or

(e)           Cross-Default.  (i) Tenant or any of its Subsidiaries shall fail to make any payment on account of any Indebtedness of such Entity (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto, if the amount of such Indebtedness exceeds $25,000,000 or the effect of such failure is to cause, or permit the holder or holders thereof to cause, Indebtedness of Tenant and its Subsidiaries (other than the Obligations) in an aggregate amount exceeding $25,000,000 to become redeemable, due or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral or (ii) Tenant or any of its Subsidiaries shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness of such Entity (other than the Obligations), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Indebtedness of Tenant and its Subsidiaries (other than the Obligations) in an aggregate amount exceeding $25,000,000 to become redeemable, due or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral; or

(f)            Insolvency, Voluntary Proceedings.  Tenant or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of it or any of its creditors, (iv) except as otherwise provided in Section 21.21 (d) below, be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(g)           Involuntary Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Tenant or any of its Material Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Tenant or any of its Material Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

(h)           Judgments.  (i) One or more judgments, orders, decrees or arbitration awards requiring Tenant and/or its Subsidiaries to pay an aggregate amount of $25,000,000 or more (exclusive of amounts covered by insurance issued by (y) an insurer not an Affiliate of Tenant or (z) a Captive Insurance Subsidiary) shall be rendered against Tenant and/or any of its Subsidiaries in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed for a period of ten (10) consecutive days; or (ii) any judgment, writ, assessment, warrant of attachment, tax lien or execution or similar process shall be issued or levied against a substantial part of the property of Tenant and its Subsidiaries taken as a whole and the same shall not be released, stayed, vacated or otherwise dismissed within ten (10) days after issue or levy; or

(i)            Operative Documents.  The Operative Documents, taken as a whole, shall cease to provide Landlord, Administrative Agent or any Rent Purchaser the practical realization of the material rights and remedies intended to be provided thereunder; or any Operative Document shall be asserted by Tenant or any of its Subsidiaries not to be a legal, valid and binding obligation of Tenant or any of its Subsidiaries enforceable in accordance with its terms; or

(j)            Employee Benefit Plans.  Any Reportable Event which constitutes grounds for the termination of any Employee Benefit Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Employee Benefit Plan shall occur, or any Employee Benefit Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by the PBGC to administer any Employee Benefit Plan; or

(k)           Reserved.

(l)            Reserved.

(m)          Ground Lease Default.  Tenant shall fail to observe or perform any covenant, obligation, condition or agreement in any Ground Lease or any Ground Lease shall expire, terminate or otherwise be extinguished; or

(n)           Default in Payment of Purchase Price or Guaranteed Residual Value.  Failure of Tenant to (a) complete the Purchase Option after election (or deemed election pursuant to Section 17.2 or otherwise) to do so and pay amounts due in connection therewith when due, (b) perform all of its obligations pursuant to the Termination Option if Tenant has elected to exercise the Termination Option (defined in Section 20.2) (and has not rescinded its election to exercise such option) set forth in Section 20.2, including, without limitation, the obligations to make the payments required pursuant to Sections 20.2(b), (d) and (e) when due, or (c) pay the Purchase Price when due upon a Taking pursuant to Section 16.1.

19.2        Landlord’s Remedies.  Upon the occurrence and during the continuation of an Event of Default, Landlord shall have the remedies specified below:

(a)           Continue Lease.  After the occurrence of an Event of Default, Landlord shall have the right to enforce, by suit or otherwise, all other covenants and conditions hereof to be performed or complied with by Tenant and to exercise all other remedies permitted by the laws of the state in which the Parcel is located.  Upon application by Landlord, a receiver may be appointed to take possession of such Parcel and exercise all rights granted to Landlord as set forth in this Section 19.2.

(b)           Terminate Lease.  In connection with an Event of Default, Landlord may terminate this Lease or any Lease Supplement by giving Tenant Notice thereof at any time after the occurrence of such Event of Default.  In such event Tenant shall be obligated to purchase the Parcel (if Landlord has terminated only the Lease Supplement for such Parcel) or all of the Parcels (if Landlord has terminated this Lease) for an amount equal to the Purchase Price for such Parcel or all of the Parcels, as applicable, described in the Purchase Option contained in Section 20.1 below (that is, all accrued Base Rent, Additional Rent and the Lease Investment Balance under each Lease Supplement); provided that if this Lease is being terminated with respect to a Parcel on the basis of an Event of Default under Section 19.1(e) of this Lease relating to a failure, event or condition arising solely as a consequence of the breach or alleged breach of a “material adverse effect” or “material adverse change” clause or other similar clause with respect to the relevant Indebtedness, then Tenant shall pay, in lieu of the Lease Investment Balance component of the Purchase Price for such Parcel, the Guaranteed Residual Value for such Parcel.  In such event, the leasehold interest in such Parcel and title to the Improvements thereon shall remain with Landlord and, at the request of Landlord or the Administrative Agent, Tenant will remarket the Parcel on behalf of Landlord, the Administrative Agent and the Rent Purchasers as provided in Section 20.2(c) and (d) of this Lease (except that Tenant shall be deemed to have paid the Guaranteed Residual Value for such Parcel to the extent it has paid such amount hereunder).  Landlord shall also have its other remedies at law (including its rights under the Security Instruments).

(c)           Landlord’s Continuing Obligation to Sell.  Except in the case of a foreclosure under the applicable Security Instruments, in the event Landlord obtains possession of a Parcel pursuant to the terms of this Lease (because of Tenant’s default, Lease expiration, or otherwise), Landlord shall be under a continuing obligation to use its commercially reasonable efforts to sell such Parcel to one or more unrelated third parties; provided, however, that Landlord shall not be required to sell or attempt to sell any portion of such Parcel (i) in a manner, or under circumstances, that could materially impair Landlord’s ability to enforce any of its rights or remedies under the Operative Documents (as determined in Landlord’s sole discretion), or (ii) at a time when market conditions render it inadvisable to sell or attempt to sell such Parcel (as determined in Landlord’s sole discretion).  Upon the occurrence of any such sale, Landlord shall be obligated to pay to Tenant any excess of the amount realized by Landlord in connection with such sale over the Purchase Price.  For purposes of the preceding sentence, the amount realized by Landlord upon a sale of a Parcel shall be net of Landlord’s sale expenses and other expenses incurred by Landlord to consummate such sale.  Landlord’s obligation to pay such excess to Tenant shall survive any termination of this Lease and shall remain subject to the terms of the Rent Purchase Agreement or Participation Agreement.  Tenant agrees that the Landlord will be deemed to be acting in good faith if it refuses to sell its interest for less than the excess of the Lease Investment Balance over the Guaranteed Residual Value.

19.3        No Waiver.  No failure by Landlord or Tenant to insist upon the strict performance of any term, covenant or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof and no acceptance of full or partial Base Rent or Additional Rent during the continuance of any breach shall constitute a waiver of any such breach or of the term, covenant, or condition.  No term, covenant or condition of this Lease to be performed or complied with by Tenant or Landlord, and no breach thereof, shall be waived, terminated, altered or modified except by a written instrument executed by Landlord and Tenant.  No waiver of any breach shall affect or alter this Lease, but each and every term, covenant, and condition of this Lease shall continue in full force and effect with respect to any other then existing subsequent breach thereof.

19.4        Effect of Assignment.  Notwithstanding an Entity’s prior assignment or transfer of its interest as Tenant under this Lease, so long as Landlord and Administrative Agent have been given Notice of such assignment pursuant to Section 15.1 and Section 21.3, Landlord shall give such Entity copies of all Notices required by this Article XIX in connection with any Event of Default, and such Entity shall have the period granted hereunder to Tenant to cure such Event of Default, unless such Entity shall have been released from all obligations arising under this Lease and all Operative Documents.  Landlord may not assert any rights against such Entity in the absence of such Notice and opportunity to cure, so long as Landlord and Administrative Agent have been given Notice of such assignment pursuant to Sections 15.1 and 21.3.

19.5        Landlord Right to Perform.  If Tenant fails to perform any covenant or agreement to be performed by Tenant under this Lease, and if the failure or default continues for thirty (30) days after Notice to Tenant (except for emergencies and except for payment of any lien or encumbrance threatening the imminent sale of any Parcel or any portion thereof, in which case payment or performance may be made as soon as necessary to minimize the damage to person or property caused by such emergency or to prevent any such sale), Landlord may, but shall have no obligation to, pay the same and perform such covenant or agreement on behalf of and at the expense of Tenant and do all reasonably necessary work and make all reasonably necessary payments in connection therewith including, but not limited to, the payment of reasonable attorneys’ fees and disbursements incurred by Landlord.  Notwithstanding the foregoing, Landlord shall have no right to perform on behalf of Tenant so long as Tenant: (1) is diligently and in good faith attempting to cure such matter and prosecuting such cure to completion; (2) has the financial ability to so comply; and (3) commenced cure of such matter within thirty (30) days after Tenant’s receipt of Notice thereof from Landlord.  Failure by Tenant to comply with the above shall allow Landlord to commence in a reasonable and customary manner and in good faith to attempt to cure such matter.  Upon demand, Tenant shall reimburse Landlord for the reasonable amount so paid, together with interest at the Default Rate from the date incurred until the date repaid.  Neither the performance by Landlord pursuant to this Section 19.5 nor the exercise by Landlord of any of its other rights and remedies shall constitute a cure or waiver of any Event of Default or nullify any Notice of Default or sale, unless and until all obligations under the Operative Documents are paid in full.

19.6        Landlord’s Default.  If Landlord fails to perform any covenant or agreement to be performed by Landlord under Section 14.1, Section 16.4, Article XX, Article XXI, or Section 21.8 of this Lease, and if the failure or default continues for thirty (30) days after Notice to Landlord (except for emergencies and except for payment of any lien or encumbrance threatening the imminent sale of the Parcels or any portion thereof, in which case payment or cure may be made as soon as necessary to minimize the damage to person or property caused by such emergency or to prevent any such sale), Tenant may, but shall have no obligation to, pay the same and cure such default on behalf of and, so long as such failure to perform arises due to Landlord’s gross negligence, willful misconduct, or willful breach of this Lease, at the expense of Landlord and do all reasonably necessary work and make all reasonably necessary payments in connection therewith including, but not limited to, the payment of reasonable attorneys’ fees and disbursements incurred by Tenant.  Notwithstanding the foregoing, Tenant shall have no right to cure any such failure to perform by Landlord so long as Landlord is diligently and in good faith attempting to cure such matter.  Notwithstanding anything to the contrary, Landlord’s liability under this Lease shall in all events be limited as provided in Section 21.13 below, or as otherwise indicated in this Lease.

ARTICLE XX

TENANT’S OPTION TO PURCHASE OR TERMINATE

20.1        Option To Purchase Parcels.

(a)           Purchase Option.  Provided no Event of Default has occurred and is continuing, on any Rent Payment Date during the Term, Tenant shall have the option (“Purchase Option”) to purchase all, but not less than all of the Parcels covered by all Lease Supplements.  The purchase price (“Purchase Price”) for the Parcels shall be the sum of accrued and unpaid Base Rent, any accrued and unpaid Additional Rent, plus the Lease Investment Balance under all Lease Supplements and expenses incurred by Landlord in consummating the transfer of the Parcels pursuant to this Article XX.  The Purchase Price shall be deposited by Tenant in escrow as provided in the Participation Agreement and distributed as provided in the Rent Purchase Agreement.

(b)           Purchase Option Exercise Notice.  If Tenant desires to exercise the Purchase Option, Tenant shall deliver to Landlord and Administrative Agent thirty (30) days’ prior written notice (“Purchase Option Exercise Notice”) of Tenant’s election.  If Tenant does not exercise the Termination Option with respect to the Parcels as provided in Section 20.2 below it shall be deemed to have exercised the Purchase Option with respect to the Parcels.

(c)           Transfer.  If Tenant exercises the Purchase Option with respect to a Parcel, the purchase and sale of the Parcels shall be consummated as follows:

(i)            Landlord shall grant and convey the Parcels to Tenant, its authorized agent or assignee, pursuant to a duly executed and acknowledged assignment and assumption of leasehold interest (as to the Land) and a grant deed as to the Parcels (collectively herein the “Deed”), free and clear of all liens, encumbrances, deeds of trust, mortgages, rights-of-way and restrictive covenants or conditions, of record, placed against the Parcels by Landlord except for (A) the Permitted Title Exceptions (but not the Security Instruments), and (B) any UCC-1 filed or recorded which evidences security interests encumbering the Parcels or any part thereof in favor of Landlord, which security interests Landlord shall cause to be released so that they no longer affect the Parcels (“Landlord Liens”).

(ii)           The Purchase Price shall be paid to Landlord upon delivery of the Deed and any other documents reasonably requested by Tenant (the “Additional Documents”) to evidence the transfer of the Parcels subject to the Permitted Title Exceptions (excluding the Security Instruments, and any UCC-1 filed or recorded which evidences security interests encumbering the Parcels or any part thereof in favor of Landlord, which security interests Landlord shall cause to be released so that they no longer affect the Parcels).  In the event that Tenant elects to assign the Purchase Option pursuant to Section 20.1(d) below, and Tenant’s assignee pays an amount less than the Purchase Price for the Parcels, Tenant shall pay to Landlord any excess of the Purchase Price over the amount paid by such assignee.  Landlord shall deliver the Deed and the Additional Documents to Tenant or Tenant’s assignee on the date for closing specified by Tenant in the Purchase Option Exercise Notice.  The closing shall take place at the location and in the manner reasonably set forth by Tenant or Tenant’s Assignee in the Purchase Option Exercise Notice; provided that the date of closing shall occur no later than the last day of the Term of the Lease.

(iii)          If Landlord shall fail to remove all Landlord Liens within the time herein prescribed for the delivery of the Deed, then Tenant shall have the right (in addition to all other rights provided by law or in equity) by a written notice to Landlord: (1) to extend the time (notwithstanding the Expiration Date of this Lease) in which Landlord shall remove all Landlord Liens and deliver the Deed and Additional Documents, during which extension this Lease shall remain in full force and effect, except Tenant shall be released from its obligation to pay Base Rent and Additional Rent during the extension; (2) to accept delivery of the Deed and Additional Documents subject to such Landlord Liens not cleared by Landlord; or (3) to accept delivery of the Deed and the Additional Documents and if any Landlord Lien is curable by the payment of money, Tenant may make such payment and such payment shall be a credit against the Purchase Price in favor of Tenant.

(iv)          Base Rent shall be prorated and paid and all Additional Rent which is then due and payable shall be paid as of the date title to the Parcel is vested of record in Tenant.  Tenant shall pay the escrow fees; the recorder’s fee for recording the Deed; the premium for the title insurance policy; all documentary transfer taxes; Tenant’s attorneys’ fees; Landlord’s reasonable attorneys’ fees; all other costs and expenses incurred by Tenant in consummating the transfer of the Parcel; and all reasonable expenses (except as specified in the next sentence) incurred by Landlord in consummating the transfer of the Parcel pursuant to this Section 20.1.  Landlord shall pay the costs and expenses of removing Landlord Liens.

(d)           Assignment.  Tenant shall have the right, after giving notice to Landlord, but without Landlord’s consent, to assign this Purchase Option, in whole, to any Entity at any time, whether or not Tenant also assigns its interest in the Lease.  Notwithstanding any such assignment, Tenant shall remain primarily liable for all obligations and liabilities on the part of Tenant theretofore or thereafter arising under this Lease and all Lease Supplements.

20.2        Termination Option.

(a)           Notice.  Provided that no Default or Event of Default has occurred and is then continuing and subject to the conditions in Section 20.2(e), unless Tenant has notified Landlord and Administrative Agent prior to such date that it elects the Purchase Option, Tenant may, on or before the date which is nine (9) months prior to the expiration of the Term, exercise an option (“Termination Option”) to sell all but not less than all the Parcels; provided, however, that at any time Tenant can rescind its election to exercise its Termination Option if it then exercises its Purchase Option pursuant to Section 20.1 above, and in the event of any such rescission by Tenant, Tenant shall be responsible for payment of any fees and expenses incurred in connection therewith or resulting therefrom, including any such fees and expenses incurred by or on behalf of Landlord.

(b)           Termination Option.  After giving the notice set forth in Section 20.2(a) above Tenant shall then use its best efforts to sell the Parcels for cash to a third party purchaser (who is not an affiliate of Tenant within the meaning of Rule 405 under the Securities Act of 1933) and, if the Parcels are not conveyed to such purchaser prior to the expiration of the Term, Landlord may, at its option, either allow the Tenant to holdover pursuant to Section 4.2 above, or terminate the Lease, in which case Tenant shall immediately vacate the Parcels and quitclaim all interest of Tenant, if any, therein to Landlord.  Tenant shall pay to Landlord, on the last day of the Term, any Base Rent or Additional Rent due and owing under the applicable Lease Supplement, this Lease or any other Operative Document.

(c)           Termination Option Procedures.  In the event that Tenant elects the Termination Option with respect to the Parcels, Tenant shall use its best efforts to obtain a purchaser for the Parcels.  Tenant shall notify Landlord promptly upon receipt of any bid for the Parcels.  Except as otherwise provided below, any sale by Tenant shall be for the highest cash bid submitted to Tenant, including any cash bid submitted by or through Landlord.  The determination of the highest bid shall be made by Landlord.  Notwithstanding the above provisions, Tenant may accept any cash bid which exceeds the Lease Investment Balance.  If Landlord undertakes any sales efforts, Tenant shall promptly reimburse Landlord for any reasonable charges, costs and expenses incurred in such effort, including any commissions, allocated time charges, costs and expenses of internal counsel, external counsel or other attorneys’ fees.  If the Parcels have not been sold by the end of the Term, then Tenant shall pay to Landlord on the last day of the Term the amount of the Guaranteed Residual Value with respect thereto and shall continue Tenant’s sales efforts for the Parcels.

(d)           Payments under the Termination Option.  If Tenant elects the Termination Option with respect to the Parcels, any sale pursuant to the Termination Option that results from acceptance of a bid prior to the end of the Term shall be consummated on the last day of the Term.  On the last day of the Term, the proceeds (“Proceeds”) of the sale of the Parcels pursuant to the Termination Option shall be paid in accordance with the Distribution Formula.  If the Proceeds are less than the Lease Investment Balance applicable thereto (a “Shortfall”), then Landlord shall receive such Proceeds and the Tenant shall make an additional payment to the Landlord equal to such Shortfall, but not more than the Guaranteed Residual Value applicable to all Parcels minus the reasonable and documented out-of-pocket expenses incurred by the Tenant in connection with the sale of the Parcels, and Tenant shall also pay to Landlord any other amount owing by Tenant under any Operative Document.  If a sale is consummated after the end of the Term and Tenant has already paid the Guaranteed Residual Value as required by Section 20.2(c) above, then the Proceeds shall be paid to Landlord to the extent of the difference between the Guaranteed Residual Value amount already paid by Tenant and the applicable Lease Investment Balance, and any excess Proceeds shall be paid to Tenant after Tenant has paid to Landlord any other amount owing by Tenant under any Operative Document.

(e)           Termination Conditions. Each of the following conditions must be met by Tenant in connection with the exercise of the Termination Option with respect to each Parcel:

(i)            Not more than one hundred eighty (180) and not less than ninety (90) days prior to the Expiration Date, Tenant shall deliver to Landlord a Phase One environmental site assessment for such Parcel prepared by an environmental consultant selected by Tenant and approved in advance by Landlord, which shall contain conclusions reasonably satisfactory to Landlord as to the environmental status of such Parcel. If such environmental site assessment indicates any exceptions, Tenant shall have also delivered a Phase Two environmental assessment by such environmental consultant prior to the Expiration Date showing the completion of the remediation of such exceptions in compliance with all requirements of law.

(ii)           On the Expiration Date, no Default or Event of Default shall have occurred and be continuing and Tenant shall not be conducting any contest pursuant to this Lease in connection with such Parcel.

(iii)          On the Expiration Date, Tenant shall be in compliance in all material respects with its obligations under Articles X through XIII, XVI and XVII with respect to such Parcel.

(iv)          In connection with any such sale of Landlord’s interest in any Parcel, Tenant will provide to the purchaser all customary “seller’s” indemnities, representations and warranties regarding absence of Liens (except Landlord Liens) and the condition of such Parcel, including an environmental indemnity for such Parcel, to the extent the same are required by the purchaser. Tenant shall have obtained, at its cost and expense, all required governmental and regulatory consents and approvals and shall have made all filings as required by applicable law in order to carry out and complete the transfer of such Parcel. As to Landlord, any such sale of Landlord’s interest in a Parcel shall be made on an “as is, with all faults” basis without representation or warranty by Landlord other than the absence of Landlord Liens. Any agreement as to such sale shall be made subject to Landlord’s rights hereunder.

(v)           Tenant shall pay all prorations, credits, costs and expenses of the sale of Landlord’s interest in such Parcel, whether incurred by Landlord or Tenant, including the cost of all title insurance, surveys, environmental reports, appraisals, transfer taxes, Landlord’s reasonable attorneys’ fees, Tenant’s attorneys’ fees, commissions, escrow fees, recording fees, and all applicable documentary and other transfer taxes.

(vi)          Tenant shall pay to Landlord on or prior to such Expiration Date, the amount, if any, by which the fair market sales value of such Parcel has been reduced by excess wear and tear. If the Guaranteed Residual Value plus the sales proceeds to be retained by Landlord is less than the Lease Investment Balance of such Parcel, then Landlord may cause an appraisal to be made, at the expense of Tenant, to determine the amount of such reduction due to excess wear and tear.

If Tenant does not comply with any of the conditions or any of its obligations under this Article XX with respect to a Parcel, then Landlord may declare by written notice to Tenant the Termination Option with respect to all Parcels to be null and void, in which event all of Tenant’s rights under this Article XX shall immediately terminate and Tenant shall be obligated to purchase Landlord’s interest in all Parcels as if it had exercised the Purchase Option under Section 20.1 on the Expiration Date.

ARTICLE XXI

MISCELLANEOUS

21.1        Relationship.  Neither this Lease nor any other Operative Documents or transactions contemplated hereby or thereby shall in any respect be interpreted, deemed or construed as constituting Landlord, Rent Purchasers, Administrative Agent and Tenant as partners or joint venturers, one with the other, or as creating any partnership, joint venture, association or, except as set forth in Section 21.2 below, any other relationship other than that of landlord and tenant; and, except as set forth in Section 21.2 below, both Landlord and Tenant agree not to make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving either Landlord or Tenant or the subject matter of this Lease.

21.2        Form of Transaction; Certain Tax Matters.

(a)           Landlord and Tenant hereby agree and declare that the transactions contemplated by this Lease are intended to constitute, both as to matters of form and substance:

(i)            an operating lease for financial accounting purposes, and

(ii)           a financing arrangement secured by the Parcels (and not a “true lease”) for purposes of Federal, state and local income tax, commercial law and other legal purposes, including bankruptcy.

Accordingly, and notwithstanding any other provision of this Lease to the contrary, Landlord and Tenant agree and declare that (A) the transactions contemplated hereby are intended to have a dual, rather than single, form and (B) all references in this Lease to the “Lease” of the Parcels which fail to reference such dual form do so as a matter of convenience only and do not reflect the intent of Landlord and Tenant as to the true form of such arrangements.

(b)           Landlord and Tenant agree that, in accordance with their intentions and the substance of the transactions contemplated hereby, Tenant (and not Landlord) shall be treated as the owner of the Parcels for Federal, state, local income tax purposes and this Lease shall be treated as a financing arrangement secured by the Parcels. Tenant shall be entitled to take any deduction, credit allowance or other reporting, filing or other tax position consistent with such characterizations. Landlord shall not file any Federal, state or local income tax returns, reports or other statements in a manner which is inconsistent with the foregoing provisions of this Section 21.2.

(c)           Tenant acknowledges that it has retained accounting, tax and legal advisors to assist it in structuring this Lease and Tenant is not relying on any advice from or representations of Landlord regarding the proper treatment of this transaction for accounting, income tax or any other purpose.

21.3        Notices.  Each Notice shall be in writing and shall be sent by personal delivery, overnight courier (charges prepaid or billed to the sender) or by the deposit of such with the United States Postal Service, or any official successor thereto, designated as registered or certified mail, return receipt requested, bearing adequate postage and in each case addressed as provided in Section 1.10.  Each Notice shall be effective upon being personally delivered or actually received.  The time period in which a response to any such Notice must be given or any action taken with respect thereto shall commence to run from the date of personal delivery or receipt of the Notice by the addressee thereof, as reflected on the return receipt of the Notice.  Rejection or other refusal to accept shall be deemed to be receipt of the Notice sent.  By giving to the other party at least thirty (30) days’ prior Notice thereof, either party to this Lease shall have the right from time to time during the Term of this Lease to change the address(es) thereof and to specify as the address(es) thereof any other address(es) within the continental United States of America.

21.4        Severability of Provisions.  If any term, covenant or condition of this Lease shall be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to Entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby.

21.5        Entire Agreement; Amendment.  This Lease and each other Operative Document constitutes the entire agreement of Landlord, Administrative Agent, each Rent Purchaser and Tenant with respect to the subject matter hereof and thereof.  Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed as set forth in the Rent Purchase Agreement.

21.6        Memorandum of Amended and Restated Lease.  Neither party shall record this Lease.  However, concurrently with the execution of any Lease Supplement, Landlord and Tenant shall execute a Memorandum of Lease (“Memorandum of Lease”) in the form attached to each Lease Supplement and by this reference made a part hereof, which Memorandum of Lease shall be promptly recorded in the Official Records.

21.7        Successors and Assigns.  Subject to Articles XIV and XV, this Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective heirs, executors, legal representatives, successors and assigns.  Whenever in this Lease a reference to any Entity is made, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors and permitted assigns of such Entity.

21.8        Commissions.  Landlord and Tenant each represent and warrant that neither has dealt with any broker in connection with this transaction and that no real estate broker, salesperson or finder has the right to claim a real estate brokerage, salesperson’s commission or finder’s fee by reason of contact between the parties brought about by such broker, salesperson or finder.  Each party shall hold and save the other harmless of and from any and all loss, cost, damage, injury or expense arising out of or in any way related to claims for real estate broker’s or salesperson’s commissions or fees based upon allegations made by the claimant that it is entitled to such a fee from the indemnified party arising out of contact with the indemnifying party or alleged introductions of the indemnifying party to the indemnified party.

21.9        Attorneys’ Fees.  In the event any action is brought by Landlord or Tenant against the other to enforce or for the breach of any of the terms, covenants or conditions contained in this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees to be fixed by the court, together with costs of suit therein incurred.  Tenant shall pay the reasonable attorneys’ fees incurred by Landlord for the review and negotiation of this Lease.

21.10      Governing Law.  This Lease and the obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of California.

21.11      Counterparts.  This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise but a single instrument.

21.12      Time Is of the Essence.  Time is of the essence of this Lease, and of each provision hereof.

21.13      Limitations on Recourse.  The obligations of Tenant and Landlord under this Lease shall be without recourse to any partner, officer, trustee, beneficiary, shareholder, director or employee of Tenant or Landlord.  Except for the gross negligence or willful misconduct of Landlord or for breach of Landlord’s obligations to fund pursuant to Article VI above, Landlord’s liability to Tenant for any default by Landlord under this Lease: (1) shall be limited to Landlord’s interest in the Parcels; and (2) shall extend to any actual damages of Tenant, but shall not extend to any foreseeable or unforeseeable consequential damages.

21.14      Estoppel Certificates.  Within thirty (30) days after request therefor by either party, the non-requesting party shall deliver, in recordable form, a certificate to any proposed mortgagee, purchaser, sublessee or assignee and to the requesting party, certifying (if such be the case) that this Lease is in full force and effect, the date of Tenant’s most recent payment of Base Rent, that, to the best of its knowledge, the non-requesting party has no defenses or offsets outstanding, or stating those claimed, and any other information reasonably requested.  Failure to deliver said statement in time shall be conclusive upon the non-requesting party that: (a) this Lease is in full force and effect, without modification except as may be represented by the requesting party; (b) there are no uncured defaults in the requesting party’s performance and the non-requesting party has no right of offset, counterclaim or deduction against the non-requesting party’s obligations hereunder; (c) no more than one month’s Base Rent has been paid in advance; and (d) any other matters reasonably requested in such certificate.

21.15      As-Is Lease.  Landlord makes no representations or warranties concerning the condition, suitability or any other matters relating to the Parcels, and Tenant hereby acknowledges that Tenant leases the Parcels from Landlord on an “as is” basis.

21.16      Net Lease.  Except as otherwise provided in this Lease, Tenant agrees that this Lease is an absolute net Lease, and the Base Rent called for hereunder shall be paid as required inclusive of all expenses associated with the Parcels, including without limitation, Real Estate Taxes and insurance premiums for the insurance required to be carried hereunder, and all other reasonable and customary costs and expenses incurred by Landlord, in connection with the Parcels or this Lease, all of which shall be paid or reimbursed by Tenant unless otherwise specifically provided herein.  Tenant agrees to reimburse Landlord, within five (5) Business Days following receipt of any written demand therefor, for all reasonable and customary fees, late charges, title endorsements, and other costs and expenses charged to Landlord which accrue during any period.

21.17      Landlord’s Representations and Warranties.  Landlord hereby represents and warrants that:

(a)           Landlord has the full right and authority to enter into this Lease, consummate the sale, transfers and assignments contemplated herein and otherwise perform its obligations under this Lease;

(b)           the person or persons signatory to this Lease and any document executed pursuant hereto on behalf of Landlord have full power and authority to bind Landlord;

(c)           the execution and delivery of this Lease and the performance of Landlord’s obligations hereunder do not and shall not result in the violation of Landlord’s organizational documents or any material contract or agreement to which Landlord may be a party;

(d)           Landlord is duly organized and existing under the laws of the jurisdiction in which it is formed, and is qualified to do business in the State of California; and

(e)           as of the Date of Lease and at all times thereafter during the Term, the fair value of the Parcels is and shall be less than half of the fair value of the total assets of Landlord and no more than 95% of the Lease Investment Balance is or shall be financed or encumbered by (i) non-recourse debt and/or (ii) equity that does not participate in all of the profits and losses of Landlord.

21.18      Tenant’s Representations and Warranties.  In order to induce Landlord, Administrative Agent and each Rent Purchaser to enter into the Operative Documents, Tenant represents and warrants to Landlord, Administrative Agent and each Rent Purchaser as follows:

(a)           Due Incorporation, Qualification, etc.  Each of Tenant and Tenant’s Material Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed is reasonably likely to have a Material Adverse Effect.  Tenant is organized under the laws of the State of Delaware and is a “registered entity” under the laws of the State of Delaware.  Tenant’s exact name is as set forth in the preamble to this Lease.

The chief executive office and principal place of business of Tenant is located at 345 Park Avenue, San Jose, California.

(b)           Authority.  The execution, delivery and performance by Tenant of each Operative Document executed, or to be executed, by Tenant and the consummation of the transactions contemplated thereby (i) are within the power of Tenant and (ii) have been duly authorized by all necessary actions on the part of Tenant.

(c)           Enforceability.  Each Operative Document executed, or to be executed, by Tenant has been, or will be, duly executed and delivered by Tenant and constitutes, or will constitute, a legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)           Non-Contravention.  The execution and delivery by Tenant of the Operative Documents executed by Tenant and the performance and consummation of the transactions contemplated thereby do not (i) violate any Legal Requirement applicable to Tenant; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Entity to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of Tenant or the SJRDA Ground Leases; or (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of Tenant (except such Liens as may be created in favor of Landlord, Administrative Agent or any Rent Purchaser pursuant to this Lease or the other Operative Documents).

(e)           Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution and delivery of the Operative Documents executed by Tenant or the performance or consummation of the transactions contemplated thereby, except for those which have been made or obtained and are in full force and effect and except for the filing of the Operative Documents with the SEC as material agreements of Tenant, which SEC filing will be made by Tenant in the ordinary course of its SEC filings.

(f)            No Violation or Default.  Neither Tenant nor any of its Subsidiaries is in violation of or in default with respect to (i) any Legal Requirement applicable to such Entity or (ii) any Contractual Obligation of such Entity (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default is reasonably likely to have a Material Adverse Effect.  Without limiting the generality of the foregoing, neither Tenant nor any of its Subsidiaries (A) has violated any Applicable Environmental Laws, (B) has any liability under any Applicable Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Applicable Environmental Laws, where such violation, liability or investigation is reasonably likely to have a Material Adverse Effect.  No Default has occurred and is continuing.

(g)           Litigation.  No action (including derivative actions), suit, proceeding or investigation is pending or, to the knowledge of Tenant, threatened against Tenant or any of its

Subsidiaries at law or in equity in any court or before any other Governmental Authority which (i) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by Tenant of the Operative Documents or the transactions contemplated thereby, or (ii) except as disclosed in the 10-K report filed by Tenant with the Securities and Exchange Commission for the fiscal year ended November 28, 2003, is reasonably likely (alone or in the aggregate) to have a Material Adverse Effect.

(h)           Title; Possession Under Leases.  Tenant and its Material Subsidiaries own and have good and marketable title, or a valid leasehold interest in, or licenses with respect to, all their respective properties and assets as reflected in the most recent Financial Statements delivered to Landlord and Administrative Agent (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Lease since the date of such Financial Statements) and all respective assets and properties acquired by Tenant and its Material Subsidiaries since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Lease).  Such assets and properties are subject to no Lien, except for Permitted Liens.  Each of Tenant and its Material Subsidiaries has complied with all material obligations under all material leases to which it is a party and enjoys peaceful and undisturbed possession under such leases subject only to rights of sublessees of Tenant or its Material Subsidiaries.

(i)            Financial Statements.  The audited Financial Statements dated November 28, 2003, and the unaudited Financial Statements for the fiscal quarter ended June 4, 2004, furnished by Tenant to Landlord and Administrative Agent prior to the date hereof, (i) are in accordance with the books and records of Tenant and its Subsidiaries, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with GAAP; and (iii) fairly present in all material respects the financial conditions and results of operations of Tenant and its Subsidiaries as of the date thereof and for the period covered thereby.  Neither Tenant nor any of its Subsidiaries has any Contingent Obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed in such Financial Statements; and, since June 4, 2004, there has been no development or event that is reasonably likely to have a Material Adverse Effect.

(j)            Equity Securities.  All Equity Securities of Tenant have been offered and sold in compliance with all federal and state securities laws and all other Legal Requirements, except where any failure to comply is not reasonably likely to have a Material Adverse Effect.

(k)           No Agreements Regarding Mergers; Etc.  Neither Tenant nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any Entity to effect any merger, consolidation or other reorganization of Tenant or any of its Subsidiaries (except as permitted by Section 21.21(d)) or to enter into any agreement with respect thereto.

(l)            Employee Benefit Plans.

(i)            Based upon the latest valuation of each Employee Benefit Plan that either Tenant or any ERISA Affiliate maintains or contributes to, or has any obligation under (which occurred within twelve months of the date of this representation), the aggregate benefit liabilities of such plan within the meaning of § 4001 of ERISA did not exceed the aggregate value of the assets of such plan.  Neither Tenant nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any Employee Benefit Plan which is a welfare plan (as defined in section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan contribution coverage is not reasonably likely to have a Material Adverse Effect.

(ii)           Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the IRC, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by either Tenant or any ERISA Affiliate of any material liability, fine or penalty.  Each Employee Benefit Plan, related trust agreement, arrangement and commitment of Tenant or any ERISA Affiliate is legally valid and binding and in full force and effect.  No Employee Benefit Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit.  Neither Tenant nor any ERISA Affiliate nor any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction under section 406 of ERISA or section 4975 of the IRC.

(iii)          Neither Tenant nor any ERISA Affiliate contributes to or has any material contingent obligations to any Multiemployer Plan.  Neither Tenant nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA.  Neither Tenant nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

(m)          Other Regulations.  Tenant is not subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Governmental Rule limiting its ability to incur indebtedness.

(n)           Patent and Other Rights.  Except as disclosed in the 10-Q report filed by Tenant with the Securities and Exchange Commission for the fiscal quarter ended June 4, 2004, Tenant and its Material Subsidiaries own, license or otherwise have the full right to use, under validly existing agreements, all patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto, which are material to the conduct of their businesses taken as a whole.

(o)           Governmental Charges.  Tenant and its Subsidiaries have filed or caused to be filed all tax returns or requests for extension which are required to be filed by them.  Tenant and its Subsidiaries have paid, or made provision for the payment of, all taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other indebtedness, except such Governmental Charges or indebtedness, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided or which are not reasonably likely to have a Material Adverse Effect if unpaid.

(p)           Margin Securities.  No part of the Commitment Amount will be used directly or indirectly for the purpose of purchasing or carrying, or for payment in full or in part of debt that was incurred for the purposes of purchasing or carrying, any margin security as such term is defined in Section 207.2 of Regulation G of the Board of Governors of the Federal Reserve System (12 C.F.R., Chapter 11, Part 207).

(q)           SJRDA Ground Leases.  Each SJRDA Ground Lease is in full force and effect and no default has occurred and is continuing under either SJRDA Ground Lease.

(r)            Solvency, Etc.  On the Date of Lease and after the execution and delivery of the Operative Documents and the consummation of the transactions contemplated thereby, (i) the fair value of the property of Tenant is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of Tenant, (ii) the present fair saleable value of the assets of Tenant is greater than the amount that will be required to pay the probable liability of Tenant on its debts as they become absolute and matured, (iii) Tenant does not intend to, and does not believe that it will, incur debts or liabilities beyond Tenant’s ability to pay as such debts and liabilities mature and (iv) Tenant is not engaged in or about to engage in business or transactions for which Tenant’s property would constitute an unreasonably small capital.

(s)           Catastrophic Events.  Neither Tenant nor any of its Subsidiaries and none of their properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that is reasonably likely to have a Material Adverse Effect.  There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Tenant or any of its Subsidiaries is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the best knowledge of Tenant, jurisdictional disputes or organizing activities occurring or threatened which alone or in the aggregate are reasonably likely to have a Material Adverse Effect.

(t)            Obligations.  The obligations of Tenant hereunder and under the other Operative Documents to which it is a party (i) rank at least pari passu in right of payment with all other unsecured and unsubordinated Indebtedness of Tenant and (ii) constitute “senior debt” for purposes of any subordinated Indebtedness of Tenant.

(u)           Reserved.

(v)           Accuracy of Information Furnished.  The Operative Documents and the other certificates and written statements and information (excluding projections and analyst reports) prepared by and furnished by Tenant and its Subsidiaries to Landlord, Administrative Agent and the Rent Purchasers in connection with the Operative Documents and the transactions contemplated thereby, taken as a whole, do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  All projections furnished by Tenant and its Subsidiaries to Landlord, Administrative Agent and the Rent Purchasers in connection with the Operative Documents and the transactions contemplated thereby have been based upon reasonable assumptions and represent, as of their respective dates of presentations, Tenant’s and its Subsidiaries’ reasonable estimates of the future performance of Tenant and its Subsidiaries.

(w)          Offer of Securities, etc.  Neither the Tenant nor any person authorized to act on the Tenant’s behalf has, directly or indirectly, offered any interest in any Parcels or any other interest similar thereto (the sale or offer of which would be integrated with the sale or offer of such interest in a Parcel), for sale to, or solicited any offer to acquire any of the same from, any person other than the Landlord and other “accredited investors” (as defined in Regulation D of the Securities and Exchange Commission).

(x)            Parcels.  To the best of Tenant’s knowledge, the Parcels will comply in all material respects with all material requirements of law (including, without limitation, all zoning and land use laws and environmental laws) and insurance requirements.

(y)           Flood Hazard Areas.  To the best of Tenant’s knowledge, except as otherwise identified on the survey delivered to Landlord in connection with the Original Leases, no portion of any Parcel is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency.  If any Parcel is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, then flood insurance has been obtained for such Parcel in accordance with Article IX and in accordance with the National Flood Insurance Act of 1968, as amended.

(z)            Lease.  Upon the execution and delivery of each Lease Supplement, (i) the Tenant will have unconditionally accepted the Parcel covered by such Lease Supplement (provided that nothing contained herein shall be deemed a waiver by the Tenant of any right of action against persons with respect to title to and condition of the Parcel on the Rent Commencement Date other than the Landlord), (ii) no right of offset will exist with respect to any Base Rent or other sums payable under this Lease, and (iii) no Base Rent under this Lease will have been prepaid.

21.19      Capital Adequacy.  If, after the date hereof, Landlord, Administrative Agent or any Rent Purchaser shall have reasonably determined that the adoption after the date hereof of any Legal Requirement regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy, whether or not having the force of law, of any such Governmental Authority, has or would have the effect of reducing the rate of return on the capital of Landlord or any Rent Purchaser as a consequence of its obligations hereunder to a level below that which Landlord or any Rent Purchaser could have achieved but for such adoption, change or compliance (taking into consideration Landlord’s and Rent Purchasers’ policies with respect to capital adequacy), then from time to time, within fifteen (15) days after written demand (which demand shall be accompanied by a statement setting forth the basis for such demand) delivered to Tenant by Landlord, Administrative Agent or any Rent Purchaser, Tenant shall pay to Landlord, Administrative Agent and/or such Rent Purchaser such additional amount or amounts as will compensate Landlord, Administrative Agent and/or any Rent Purchaser for such reduction.

21.20      Affirmative Covenants of Tenant.  Until the termination of this Lease and the satisfaction in full by Tenant of all Obligations, Tenant will comply, and will cause compliance, with the following affirmative covenants, unless Landlord and Majority Rent Purchasers shall otherwise consent in writing:

(a)           Financial Statements, Reports, etc.  Tenant shall furnish to Landlord and Administrative Agent, with sufficient copies for each Rent Purchaser, the following, each in such form and such detail as Landlord, Administrative Agent or Majority Rent Purchasers shall reasonably request:

(i)            As soon as available and in no event later than forty-five (45) days after the last day of each of the first three (3) fiscal quarters of Tenant, a copy of the Financial Statements of Tenant and its Subsidiaries (prepared on a consolidated basis) for such quarter and for the fiscal year to date, certified by the chief executive officer or chief financial officer of Tenant to present fairly in all material respects the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments);

(ii)           As soon as available and in no event later than ninety (90) days after the close of each fiscal year of Tenant, (A) copies of the audited Financial Statements of Tenant and its Subsidiaries (prepared on a consolidated basis) for such year, audited by KPMG LLP or other independent certified public accountants of recognized national standing acceptable to Landlord and Administrative Agent, and (B) copies of the unqualified opinions (or qualified opinions reasonably acceptable to Landlord and Administrative Agent) and, to the extent delivered and within ten (10) days after delivery, final management letters delivered by such accountants to the Audit Committee of the Board of Directors in connection with all such Financial Statements;

(iii)          Contemporaneously with the quarterly and year-end Financial Statements required by the foregoing clauses (i) and (ii), a compliance certificate of the chief executive officer, chief financial officer or treasurer of Tenant (a “Compliance Certificate”) which (A) states that no Default has occurred and is continuing, or, if any such Default has occurred and is continuing, a statement as to the nature thereof and what action Tenant proposes to take with respect thereto; and (B) sets forth, for the quarter, year or other applicable period covered by such Financial Statements or as of the last day of such quarter or year (as the case may be), the calculation of the financial ratios and tests provided in Section 21.22;

(iv)          [Reserved];

(v)           As soon as possible and in no event later than thirty (30) Business Days after any officer of Tenant knows of the occurrence or existence of (A) any Reportable Event under any Employee Benefit Plan or Multiemployer Plan; (B) any actual litigation, suits or claims against Tenant or any of its Subsidiaries which individually asserts a claim for monetary damages payable by Tenant or its Subsidiaries of $25,000,000 or more; or (C) any other event or condition which is reasonably likely to have a Material Adverse Effect; or (D) any Default; the statement of the chief executive officer, chief financial officer or treasurer of Tenant setting forth details of such event, condition or Default and the action which Tenant proposes to take with respect thereto;

(vi)          As soon as available and in no event later than five (5) Business Days after they are sent, made available or filed, copies of (A) all registration statements and reports filed by Tenant or any of its Subsidiaries with any securities exchange or the United States Securities and Exchange Commission (including, without limitation, all 10-Q, 10-K and 8-K reports); (B) all reports, proxy statements and financial statements sent or made available by Tenant to its security holders; and (C) all press releases concerning any material developments in the business of Tenant made available by Tenant to the public generally; and

(vii)         Such other instruments, agreements, certificates, statements, documents and information relating to the operations or condition (financial or otherwise) of Tenant or its Subsidiaries, and compliance by Tenant with the terms of this Lease and the other Operative Documents as Landlord and Administrative Agent may from time to time reasonably request.

The requirements of clauses (i), (ii) and (vi) above may be satisfied by (i) the posting of such documents on Tenant’s internet homepage located at www.adobe.com or the SEC’s EDGAR database (located at www.sec.gov) no later than the next Business Day after such documents have been filed with the SEC; provided that such documents shall be in a format that is downloadable and printable; or (ii) the delivery of such documents via electronic format by e-mail or otherwise.

(b)           Books and Records.  Tenant and its Subsidiaries shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP.

(c)           Inspections.  Tenant and its Subsidiaries shall permit Landlord, Administrative Agent and each Rent Purchaser, or any agent or representative thereof, upon reasonable notice and during normal business hours and to the extent reasonably necessary for the administration of the Obligations, to visit and inspect any of the properties and offices of Tenant and its Material Subsidiaries, to examine the books and records of Tenant and its Subsidiaries and make copies thereof, and to discuss the affairs, finances and business of Tenant and its Subsidiaries with, and to be advised as to the same by, their officers and, after prior written notice to Tenant, their auditors and accountants, all at such times and intervals as Landlord, Administrative Agent and each Rent Purchaser may reasonably request; provided, however, (i) unless an Event of Default shall have occurred and be continuing, any such visit and inspection shall be made at the sole expense of Landlord or Administrative Agent whose agent or representative is making such visit and inspection and (ii) when an Event of Default exists, any such visit and inspection shall be made at the sole expense of Tenant.

(d)           Insurance.  Without limiting Article IX, Tenant and its Material Subsidiaries shall:

(i)            Carry and maintain insurance of the types and in the amounts customarily carried from time to time during the term of this Lease by others engaged in substantially the same business as such Entity and operating in the same geographic area as such Entity, including, but not limited to, fire, commercial general liability, property damage and worker’s compensation;

(ii)           Carry and maintain each policy for such insurance with (A) a company which is rated A- or better by A.M. Best and Company at the time such policy is placed and at the time of each annual renewal thereof, or (B) a Captive Insurance Subsidiary, so long as Tenant’s Debt/EBITDA Ratio for the consecutive four-quarter period ending most recently prior to the date any such insurance is placed with such captive insurance Subsidiary is 2:00 to 1:00 or less, or (C)  an other insurer which is reasonably satisfactory to Landlord and Administrative Agent; and

(iii)          Deliver to Landlord and Administrative Agent upon request not more than once each year schedules setting forth all insurance then in effect.

(e)           Governmental Charges and Other Indebtedness.  Tenant and its Subsidiaries shall promptly pay and discharge when due (i) all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon, (ii) all Indebtedness which, if unpaid, could become a Lien upon the property of Tenant or its Material Subsidiaries and (iii) subject to any subordination provisions applicable thereto, all other Indebtedness which in each case, if unpaid, is reasonably likely to have a Material Adverse Effect, except such Indebtedness as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made, provided that in each such case appropriate reserves are maintained to the reasonable satisfaction of Landlord and Administrative Agent.

(f)            General Business Operations.  Other than as permitted by Section 21.21(d), each of Tenant and its Subsidiaries shall (i) preserve and maintain its corporate existence and all of its rights, privileges and franchises reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all Legal Requirements and Contractual Obligations applicable to such Entity and (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except, in each case, where any failure is not reasonably likely to have a Material Adverse Effect.  Other than as permitted by Section 2.21(d), Tenant shall maintain its chief executive office and principal place of business in the United States.

(g)           Obligations.  Tenant will ensure that its obligations hereunder and under the other Operative Documents to which it is a party (i) rank at least pari passu in right of payment with all other unsecured and unsubordinated Indebtedness of Tenant and (ii) constitute “senior debt” for purposes of any subordinated Indebtedness of Tenant.

21.21      Negative Covenants of Tenant.  Until the termination of this Lease and the satisfaction in full by Tenant of all Obligations, Tenant will comply, and will cause compliance, with the following negative covenants, unless Landlord and Majority Rent Purchasers shall otherwise consent in writing:

(a)           Reserved.

(b)           Liens.  Neither Tenant nor any of its Subsidiaries shall create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(i)            Liens in favor of Landlord, Administrative Agent or any Rent Purchaser securing the Obligations;

(ii)           Liens listed on Schedule 2 to any Lease Supplement as approved by Landlord and Administrative Agent or listed on Exhibit E and existing on the Date of Lease;

(iii)          Liens for taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP;

(iv)          Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords and other similar Liens imposed by law incurred in the ordinary course of business for sums not overdue more than 45 days or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP;

(v)           Deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(vi)          Zoning restrictions, easements, rights-of-way, title irregularities and other similar encumbrances, which alone or in the aggregate are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Tenant or any of its Subsidiaries;

(vii)         Banker’s Liens and similar Liens (including set-off rights) in respect of bank deposits;

(viii)        Liens on any property or assets acquired, or on the property or assets of any Entities acquired by Tenant or any of its Subsidiaries after the Date of Lease pursuant to Section 21.21(d), provided that (A) such Liens exist at the time such property or assets or such Entities are so acquired and (B) such Liens were not created in contemplation of such acquisitions;

(ix)           Judgment Liens, provided that such Liens do not constitute an Event of Default under Section 19.1(h);

(x)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties and in connection with the importation of goods in the ordinary course of Tenant’s and its Subsidiaries’ businesses;

(xi)           Liens securing purchase money loans and Capital Leases incurred by Tenant and its Subsidiaries to finance their acquisition of real property, fixtures or equipment provided that (A) in each case, the Indebtedness secured by such Liens (1) is incurred by such Entity at the time of, or not later than ninety (90) days after, the acquisition by such Entity of the property so financed, and (2) does not exceed the purchase price of the property so financed; and (B) in each case, such Lien (1) covers only those assets, the acquisition of which was financed by such Indebtedness, and (2) secures only such Indebtedness;

(xii)          Liens on the property or assets of any Subsidiary of Tenant in favor of Tenant or any other Subsidiary of Tenant;

(xiii)         Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in clause (ii) or (xi) above, provided that any extension, renewal or replacement Lien (A) is limited to the property covered by the existing Lien and (B) secures Indebtedness which is no greater in amount and has material terms no less favorable to Landlord or the Rent Purchasers than the Indebtedness secured by the existing Lien;

(xiv)        Liens securing Indebtedness of (A) up to $50,000,000 on Tenant’s facility in India, and (B) up to $75,000,000 on Tenant’s facility in Seattle, Washington; and

(xv)         Other Liens, provided that the aggregate principal amount of the Indebtedness secured by such other Liens that is outstanding at any time does not exceed twenty percent (20%) of Tenant’s Net Worth determined as of the last day of the immediately preceding fiscal quarter.

Notwithstanding the foregoing, with respect to the Parcels only, the Liens described in clauses (i) through (iv) (other than those listed on Exhibit E) shall be considered “Permitted Liens.”

(c)           Reserved.

(d)           Mergers, Acquisitions, Etc.  Neither Tenant nor any of its Subsidiaries shall consolidate with or merge into any other Entity or permit any other Entity to merge into it, acquire any Entity as a new Subsidiary, or acquire all or substantially all of the assets of any other Entity, and Tenant shall not sell all or substantially all of its assets to any other Entity, except as follows:

(i)            Any Subsidiary of Tenant may merge or consolidate with any other Subsidiary of Tenant, and the Tenant or any Subsidiary of Tenant may establish new Subsidiaries;

(ii)           Any Subsidiary of Tenant and its Subsidiaries may merge or consolidate with Tenant, provided that no Event of Default has occurred and is continuing and Tenant is the surviving corporation;

(iii)          Any Subsidiary of Tenant may dissolve after transferring or distributing its assets to Tenant or any of its Subsidiaries, provided that no Event of Default has occurred and is continuing on the date of, or will result after giving effect to, any such dissolution;

(iv)          Any Subsidiary of Tenant may merge or consolidate with any other Entity (other than Tenant or a Subsidiary), whether or not such other Entity becomes a Subsidiary of Tenant, or acquire any Entity as a Subsidiary or acquire all or substantially all of the assets of any other Entity, provided, that no Event of Default has occurred and is continuing and Tenant shall continue to be in compliance with each of the financial covenants set forth in Section 21.22 hereof immediately following any such merger, consolidation or acquisition (notwithstanding the determination dates otherwise in effect under Section 21.22) and after giving effect thereto on a pro forma basis; and, with respect to any such transaction in which the consideration being paid by Tenant or any of its Subsidiaries exceeds $50,000,000, the chief executive officer, chief financial officer or treasurer of Tenant shall have delivered a compliance certificate as of the date of such merger, consolidation or acquisition certifying that no Event of Default has occurred and is continuing and as to such compliance and showing the calculation of the financial ratios and tests specified in such financial covenants; and

(v)           Tenant may merge or consolidate with any other Entity or acquire any Entity as a new Subsidiary or acquire all or substantially all of the assets of any other Entity or sell all or substantially all of its assets to any Entity, provided that:

(A)          in the case of any merger or consolidation, either (1) Tenant is the surviving corporation or (2) the surviving Entity (x) is a solvent Entity organized under the laws of a country member to the Organization for Economic Cooperation and Development, or Bermuda, Barbados or the Cayman Islands, and (y) assumes all of the obligations of Tenant in a manner acceptable to the Landlord and, if requested by Landlord, delivers one or more opinions of counsel from counsel acceptable to Landlord as to the enforceability of the Obligations against the surviving Entity and such other matters as Landlord may reasonably request;

(B)           in the case of any merger or consolidation, if Tenant is not the surviving Entity, or in the case of a disposition of all or substantially all of Tenant’s assets, the surviving or acquiring Entity, after giving effect to such merger or consolidation or such acquisition of Tenant’s assets:

(1)           shall have a rating of its unsecured and non-credit enhanced senior obligations of at least BBB+ from S&P or Baa1 from Moody’s; provided that if such obligations are not rated by S&P or Moody’s, Tenant or the surviving or acquiring Entity shall have presented evidence reasonably satisfactory to Landlord that such obligations are rated, pursuant to the internal scoring or rating procedures of an internationally recognized financial institution not an Affiliate of Tenant or Landlord, at a level not less than the equivalent of BBB+ by S&P or Baa1 by Moody’s; and

(2)           shall present an acceptable exposure to Landlord, in accordance with Landlord’s then current guidelines regarding Landlord’s existing outstanding credits to such surviving or acquiring Entity, the industry that constitutes such Entity’s primary business activities, and the country(ies) in which such Entity conducts its primary business activities, based on Landlord’s exposures at the time of such merger, consolidation or disposition of assets;

(C)           in each case, no Event of Default shall have occurred and be continuing at the date of such merger, consolidation, acquisition or disposition or shall occur as a result of giving effect thereto;

(D)          in each case, Tenant or the surviving Entity, as the case my be, shall be in compliance with Section 21.22 determined as of the date of such merger, consolidation or acquisition (notwithstanding the determination dates otherwise in effect under Section 21.22) and after giving effect thereto on a pro forma basis; and

(E)           in each case in which the consideration being paid by Tenant or any of its Subsidiaries exceeds $50,000,000 or in which Tenant is not the surviving Entity, the chief executive officer, chief financial officer or treasurer of Tenant (or of the surviving Entity, if Tenant is not the surviving Entity) shall have delivered a compliance certificate as of the date of such merger, consolidation or acquisition certifying as to the matters in clause (C) above and showing the calculation of the financial ratios and tests referred to in clause (D) above.

(e)           Reserved.

(f)            Reserved.

(g)           Change in Business.  Neither Tenant nor any of its Subsidiaries shall engage in any business substantially different from its present business, as described in the 10-K report filed by Tenant with the Securities and Exchange Commission for the fiscal year ended November 28, 2003, and other internet-related services for its customers; provided, however, that Tenant may at any time form a Captive Insurance Subsidiary.

(h)           Employee Benefit Plans.

(i)            Neither Tenant nor any ERISA Affiliate shall (A) adopt or institute any Employee Benefit Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (B) take any action which will result in the partial or complete withdrawal, within the meanings of sections 4203 and 4205 of ERISA, from a Multiemployer Plan, (C) engage or permit any Entity to engage in any transaction prohibited by section 406 of ERISA or section 4975 of the IRC involving any Employee Benefit Plan or Multiemployer Plan which would subject Tenant or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify, (D) incur or allow to exist any accumulated funding deficiency (within the meaning of section 412 of the IRC or section 302 of ERISA), (E) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan, (F) fail to comply with the requirements of section 4980B of the IRC or Part 6 of Title I(B) of ERISA, or (G) adopt any amendment to any Employee Benefit Plan which would require the posting of security pursuant to section 401(a)(29) of the IRC, where singly or cumulatively, the above would be reasonably likely to have a Material Adverse Effect.

(ii)           Neither Tenant nor any of its Subsidiaries shall (A) engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan, (B) fail to make full payment when due of all amounts due as contributions to any Foreign Plan or (C) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above would be reasonably likely to have a Material Adverse Effect.

(i)            Transactions With Affiliates.  Neither Tenant nor any of its Subsidiaries shall enter into any Contractual Obligation with any Affiliate (other than Tenant or one of its Subsidiaries) or engage in any other transaction with any Affiliate except (i) for agreements with officers and directors of Tenant or its Subsidiaries for indemnification or participation under Tenant’s equity plans and loans to or retention or severance agreements with officers and directors of Tenant or its Subsidiaries, each as approved by the Board of Directors of Tenant; (ii) upon terms at least as favorable to Tenant or such Subsidiary as an arms-length transaction with unaffiliated Entities; or (iii) for transactions with a Captive Insurance Subsidiary or with Affiliates in which Tenant or its Subsidiaries have venture capital investments.

(j)            Accounting Changes.  Neither Tenant nor any of its Subsidiaries shall change its accounting practices except as required by GAAP.

21.22      Financial Covenants.  Until the termination of this Lease and the satisfaction in full by Tenant of all Obligations, Tenant will comply, and will cause compliance, with the following financial covenants, unless Landlord and Majority Rent Purchasers shall otherwise consent in writing:

(a)           Quick Ratio.  Tenant shall not permit its Quick Ratio to be less than 1.00 on the last day of any fiscal quarter.

(b)           Debt/EBITDA Ratio.  Tenant shall not permit its Debt/EBITDA Ratio for any consecutive four-quarter period to be greater than 3.00.

(c)           Fixed Charge Coverage Ratio.  Tenant shall not permit its Fixed Charge Coverage Ratio for any consecutive four-quarter period to be less than 2.25.

(d)           Leverage Ratio.  Tenant shall not permit its Leverage Ratio to be greater than 0.60 to 1.00 on the last day of any fiscal quarter.

21.23      Nonmerger of Estates.  If both Landlord’s and Tenant’s estates in the Parcels become vested in the same owner, this Lease shall nevertheless not be destroyed by application of the doctrine of merger except at the express election of Landlord and the consent of Administrative Agent.

21.24      Title to and Nature of Improvements.  Subject to the provisions of Sections 12.2 and as otherwise appropriate in this Lease, Tenant agrees that any and all Improvements of whatever nature at any time constructed, placed or maintained upon any part of the Land shall be and remain the property of the Landlord, subject to Tenant’s rights under this Lease, including, without limitation, Section 21.2, and the rights of Administrative Agent and the Rent Purchasers under the Operative Documents.

21.25      Nondiscrimination.  Tenant hereby covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through it, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, age, handicap, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Parcels herein leased, nor shall Tenant itself, or any person claiming under or through it establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees in the Parcels herein leased.

ARTICLE XXII

INDEMNIFICATION

22.1        Tax Indemnity.  Notwithstanding anything in Article VIII to the contrary, Tenant shall protect and defend Landlord, Administrative Agent and Rent Purchasers from and against all criminal prosecution regarding and shall indemnify and hold Landlord, Administrative Agent and Rent Purchasers harmless from and against any and all losses, costs, liabilities or damages (including reasonable attorneys’ fees and disbursements and court costs) arising by reason of:

(a)           Any and all U.S. Federal, state or local income taxes imposed upon Landlord, Administrative Agent or Rent Purchasers in consequence of Landlord, Administrative Agent or Rent Purchasers being treated as the owner or lessor of the Parcels (or any part thereof) for such tax purposes to the extent such taxes exceed such entity’s tax liability under this transaction if such entity were not treated as the owner or lessor of the Parcels (but as lender) for tax purposes; provided Landlord has fully complied with Section 21.2;

(b)           Any and all taxes imposed upon Tenant (except to the extent of Landlord Taxes or to the extent that such taxes are imposed upon Tenant as a result of Landlord’s failure to comply with its obligations under this Lease);

(c)           Any and all taxes required to be withheld from payments made by Tenant to a third party not related to or affiliated with Landlord;

(d)           Any and all Real Estate Taxes;

(e)           Any and all taxes owed by Landlord, Administrative Agent or any Rent Purchaser (other than Landlord Taxes) as a result of payment made by Tenant to such entity pursuant to Tenant’s indemnity obligations under this Section 22.1; and

(f)            Any and all costs, liabilities or damages (including reasonable attorneys’ fees) incurred by Landlord, Administrative Agent or any Rent Purchaser in obtaining indemnification payments from Tenant under the provisions of this Section 22.1.

Tenant’s duty to indemnify Landlord, Administrative Agent and each Rent Purchaser under this Section 22.1 shall apply only to taxes arising during the Term or after the Term while Landlord has record title to and Tenant is occupying the Parcels (whether or not due and payable at the conclusion of the Term), but shall otherwise survive the expiration or earlier termination of this Lease.

22.2        Indemnification Concerning the Parcels.  Tenant will defend, protect, indemnify and save harmless Landlord, Administrative Agent and each Rent Purchaser from and against all liabilities, obligations, claims, damages, causes of action, costs and expenses, imposed upon or incurred by Landlord, Administrative Agent and each Rent Purchaser by reason of the occurrence or existence of any of the following during the Term, except to the extent caused by the willful misconduct, gross negligence, or willful breach of contract of such Entity or its respective agents: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Parcels or Improvements; (b) performance of any labor or services or the furnishing of any materials or other property in respect of the Parcels or the Improvements; (c) the negligence or willful misconduct on the part of Tenant or any of its agents, invitees, employees or contractors or any other persons entering onto the Parcels or the Improvements at the request, behest or with the permission of Tenant; (d) the use or occupancy of the Improvements; or (e) the use of the Land.  Tenant’s duty to indemnify Landlord, Administrative Agent and each Rent Purchaser under this Section 22.2 shall survive the expiration or earlier termination of this Lease with respect to events occurring during the Term or after the Term while Landlord has record title to and Tenant is occupying the Parcels.

22.3        Environmental Indemnity.  Tenant agrees to indemnify and hold Landlord, Administrative Agent and each Rent Purchaser harmless from and against, and to reimburse Landlord, Administrative Agent and each Rent Purchaser with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs), fines and/or penalties of any and every kind or character, known or unknown, fixed or contingent, asserted or potentially asserted against or incurred by Landlord, Administrative Agent or such Rent Purchaser at any time and from time to time by reason of, in connection with or arising out of (a) the failure of Tenant to perform any obligation herein required to be performed by Tenant regarding Applicable Environmental Laws, (b) any violation of any Applicable Environmental Law by Tenant with respect to the Parcels or any disposal or other release by Tenant or with respect to the Parcels of any hazardous substance, environmental contaminants or solid waste on or to the Parcels, whether or not resulting in a violation of any Applicable Environmental Law, (c) any act, omission, event or circumstance by Tenant or with any respect to the Parcels which constitutes or has constituted violation of any Applicable Environmental Law with respect to the Parcels, regardless of whether the act, omission, event or circumstance constituted a violation of any Applicable Environmental Law at the time of its existence or occurrence, and (d) any and all claims or proceedings (whether brought by private party or governmental agencies) for bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage resulting from or relating to any hazardous or toxic substance or contaminated material located upon or migrating into, from or through the Parcels (whether or not the release of such materials was caused by Tenant, a subtenant, a prior owner of the Parcels or any other Entity) which Landlord, Administrative Agent or such Rent Purchaser may incur.  Tenant’s duty to indemnify Landlord, Administrative Agent or such Rent Purchaser under this Section 22.3 shall survive the expiration or earlier termination of the Lease or applicable Lease Supplement with respect to events occurring during or prior to the Term or after the Term while Landlord has record title to and Tenant is occupying the Parcels.

22.4        General Indemnity.  Except to the extent of the gross negligence or willful misconduct of the Entity seeking such indemnification, Tenant shall defend, indemnify, and hold Landlord, Administrative Agent and each Rent Purchaser harmless from and against any and all losses, costs, expenses, liabilities, claims, causes of action and damages of all kinds that may result to Landlord, Administrative Agent or any Rent Purchaser, including reasonable attorneys’ fees and disbursements incurred by Landlord, Administrative Agent or any Rent Purchaser, in any way relating to or arising out of this Lease or the other Operative Documents executed by Tenant in connection with this Lease or the transactions contemplated hereby or thereby or the enforcement against Tenant of any of the terms hereof or thereof.  Tenant’s duty to indemnify Landlord, Administrative Agent and each Rent Purchaser under this Lease shall survive the expiration or earlier termination of this Lease.

ARTICLE XXIII

COVENANTS OF LANDLORD

23.1        Title.  In the event Tenant so requests in writing (and so long as either Tenant agrees to indemnify Landlord to Landlord’s satisfaction from any liabilities or obligations in connection therewith, or Landlord does not incur any liabilities or obligations in connection therewith), Landlord shall execute all documents, instruments and agreements reasonably requested by Tenant in order to accomplish any of the following in the manner reasonably requested by Tenant and within the time parameters reasonably requested by Tenant: (1) remove exceptions to title to or affecting the Parcels; (2) create exceptions to title (including, without limitation, easements and rights of way) to or affecting the Parcels; or (3) modify any then-existing exception to title.  Tenant shall promptly reimburse Landlord for, or at Landlord’s request, pay directly in advance, all reasonable costs, expenses and other amounts incurred or required to be expended by Landlord in order to comply with Tenant’s requests made in accordance with the preceding sentence, and the failure of Tenant to reimburse or pay any such amounts shall result in the suspension of Landlord’s obligations under such sentence with respect to that particular request until the amounts required to be paid by Tenant under this sentence have been paid.

23.2        Land Use.  Except where requested by Tenant pursuant to this Section 23.2, Landlord shall not cause or give its written consent to any land use or zoning change affecting the Parcels or any changes of street grade.  In the event Tenant so requests in writing (and so long as either Tenant agrees to indemnify Landlord to Landlord’s satisfaction, from any liabilities or obligations in connection therewith, or Landlord does not incur any liabilities or obligations in connection therewith), Landlord shall execute all documents, instruments and agreements reasonably requested by Tenant in order to accomplish any of the following in the manner reasonably requested by Tenant and within the time parameters reasonably requested by Tenant: (1) cause a change in any land use restriction or law affecting the Parcels; (2) cause a change in the zoning affecting a Parcels; or (3) cause a change in the street grade with respect to any street in the vicinity of a Parcels.  Tenant shall promptly reimburse Landlord for, or at Landlord’s request, pay directly in advance, all reasonable costs, expenses and other amounts incurred or required to be expended by Landlord in order to comply with Tenant’s requests made in accordance with the preceding sentence, and the failure of Tenant to reimburse or pay any such amounts shall result in the suspension of Landlord’s obligations under such sentence with respect to that particular request until the amounts required to be paid by Tenant under this sentence have been paid.  In any event, all land usage shall remain subject to the terms of the Ground Lease, if applicable to a particular Lease Supplement.

23.3        Transfer of Property Interests.  Except as requested by Tenant pursuant to this Lease, Landlord shall not transfer to any third party any rights inuring to or benefits associated with the Parcels (including, without limitation, zoning rights, development rights, air space rights, mineral, oil, gas or water rights).  Nothing in this Section 23.3 shall limit Landlord’s right to transfer Landlord’s interest in this Lease to a third party or its rights to transfer the Parcels pursuant to Section 14.2; provided that as to a transfer under Section 14.2 any purchaser of Landlord’s interest in the Parcels shall be bound by the terms of this Lease, including without limitation the terms of this Section 23.3).

23.4        No Impairment of Value.  No action shall be taken under Section 23.1, 23.2 or 23.3 which would impair the value, utility or useful life of the Improvements without the prior written consent of Administrative Agent and the Rent Purchasers as provided in the Rent Purchase Agreement.

23.5        Purchase Option Under SJRDA Ground Leases.  Landlord shall not exercise any of the purchase option rights under any SJRDA Ground Lease affecting any Lease Supplement without Tenant’s prior written consent, in Tenant’s sole discretion.  Upon the request of Tenant, Landlord shall, at no cost or expense to Landlord, cooperate with Tenant so as to permit Tenant acquire the ground lessors’ interest in the Land that is subject to a SJRDA Ground Lease pursuant to any purchase option rights under any such SJRDA Ground Lease, including either by assigning such purchase option rights to Tenant or by exercising such purchase option rights on behalf of and for the benefit of Tenant; provided, however, that Landlord shall have no obligation or liability with respect to the purchase of any such Land, and Tenant shall indemnify and hold Landlord harmless from and against any and all loss, cost, liability, claim, damage or expense suffered or incurred by Landlord (including attorneys’ fees and costs) as a consequence of or in any way related to the assignment to Tenant or exercise of any such purchase option rights or any actions taken by Landlord with respect thereto.

23.6        Leasehold Interests Under Ground Leases. The following provisions relate to each Ground Lease:

(a)           Tenant covenants and agrees to perform and to observe all of the terms, covenants, provisions, conditions and agreements of each Ground Lease on Landlord’s part as tenant thereunder to be performed and observed (including, without limitation, payment of all rent, additional rent and other amounts payable by Landlord as tenant under such Ground Lease) to the end that all things shall be done which are necessary to keep unimpaired the rights of Landlord as tenant under any Ground Lease. Tenant further covenants that it shall cause to be exercised any renewal option contained in a Ground Lease which relates to renewal occurring in whole or in part during the term of this Lease.

(b)           Without limitation of Article XXII, Tenant covenants and agrees to indemnify and hold harmless Landlord, Administrative Agent and each Rent Purchaser from and against any and all liability, loss, damage, suits, penalties, claims and demands of every kind and nature (including, without limitation, reasonable attorneys’ fees and expenses) by reason of Tenant’s failure to comply with any Ground Lease or the provisions of this Section 23.6.

(c)           Landlord and Tenant agree that Landlord shall have no obligation or responsibility to provide services or equipment required to be provided or repairs or restorations required to be made in accordance with the provisions of any Ground Lease by Landlord thereunder. Landlord shall in no event be liable to Tenant nor shall the obligations of Tenant hereunder be impaired or the performance thereof excused because of any failure or delay on the part of Landlord under any Ground Lease in providing such services or equipment or making such restorations or repairs and such failure or delay shall not constitute a basis for any claim against Landlord or any offset against any amount payable to Landlord under this Lease.

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the day and year first above written.

TENANT:	ADOBE SYSTEMS INCORPORATED,
a Delaware corporation

	By:	/s/ Bruce R. Chizen
Bruce R. Chizen
President and Chief Executive Officer

	By:	/s/ Murray J. Demo
Murray J. Demo
Senior Vice President and Chief Financial Officer

LANDLORD:	SMBC LEASING AND FINANCE, INC.,
a Delaware corporation

	By:	/s/ William M. Ginn
	Name:	William M. Ginn
	Its:	Chairman

APPENDIX A

I.              DEFINITIONS

Acquisition Price.  “Acquisition Price” shall mean, as to any Rent Purchaser an amount equal to such Rent Purchaser’s Percentage of the Commitment Amount.

Actual/360 Basis.  “Actual/360 Basis” shall mean interest calculated on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial period in which interest is being calculated.

Additional Amount.  “Additional Amount” shall have the meaning set forth in Section 8.4 of the Lease.

Additional Charges.  “Additional Charges” shall have the meaning set forth in Section 8.4 of the Lease.

Additional Documents.  “Additional Documents” shall have the meaning set forth in Section 20.1(c)(ii) of the Lease.

Additional Rent.  “Additional Rent” shall mean any amounts, other than Base Rent, which are payable by Tenant to Landlord, Administrative Agent or any other Entity as required under the Lease, any Lease Supplement or any other Operative Document, specifically including, but without limitation, any rent or other amounts payable by the ground lessee under any Ground Lease, payment of interest on any overdue payments of Tenant to either Landlord or Administrative Agent on behalf of the Rent Purchasers, payment of the Guaranteed Residual Value, the Purchase Price, all indemnification payments payable by Tenant, and all Break Funding Costs.

Administrative Agent.  “Administrative Agent” shall mean SMBC Leasing and Finance, Inc., as agent for the Rent Purchasers, collectively, and its successors and permitted assigns in interest.

Administrative Agent’s Wire Transfer Instructions.  “Administrative Agent’s Wire Transfer Instructions” shall mean the following with respect to payments to be made to Administrative Agent:

Citibank, N.A., New York

ABA No.: 021000089

A/C Name: Sumitomo Mitsui Banking Corporation

A/C No.: 36023837

Further Credit to:  SMBC Leasing and Finance, Inc.

Account No.:283572

Advance.  “Advance” shall mean, with respect to Lease Supplement No. 1 and Lease Supplement No. 2 executed as of the Date of Lease, the Commitment Amount, which shall

APPENDIX A-1

include (a) costs incurred in connection with the making of the Lease and paid by Landlord or Administrative Agent (including reasonable attorneys’ fees and costs in connection with preparation of the Operative Documents), transaction costs (including title charges and professional fees and expenses) and other reasonable professional fees, arrangement fees, appraisal fees, inspection, testing and permitting fees, reasonable travel expense for inspections and insurance; and (b) all amounts previously advanced pursuant to the Restated Lease.

Affiliate.  “Affiliate” shall mean, with respect to any Entity, (a) each Entity that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of any class of Equity Securities of such Entity, (b) each Entity that controls, is controlled by or is under common control with such Entity or any Affiliate of such Entity or (c) each of such Entity’s officers, directors, general partners and, if such Entity is a joint venture organized as a separate legal entity, joint venturers having powers comparable to a general partner; provided, however, that in no case shall any of the following Entities be deemed to be an Affiliate of Tenant or any of its Subsidiaries for purposes of the Operative Documents: (i) Landlord or Administrative Agent, or (ii) the general partner of any venture capital partnership which would otherwise be deemed an Affiliate solely because it acts as general partner and controls such venture capital partnership.  For the purposes of this definition, “control” of an Entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies.

Amended Deeds of Trust.  “Amended Deeds of Trust” shall have the meaning set forth in the Recitals to the Lease.

Applicable Environmental Laws.  “Applicable Environmental Laws” shall have the meaning set forth in Section 10.1 (b) of the Lease.

Appraisal.  “Appraisal” shall have the meaning set forth in Section 1.9 of the Lease.

Assignee Rent Purchaser.  “Assignee Rent Purchaser” shall have the meaning set forth in Section 7.4(b) of the Rent Purchase Agreement.

Assignor Rent Purchaser.  “Assignor Rent Purchaser” shall have the meaning set forth in Section 7.4(b) of the Rent Purchase Agreement.

Assignment.  “Assignment” shall have the meaning set forth in Section 7.4(b) of the Rent Purchase Agreement.

Assignment Agreement.  “Assignment Agreement” shall have the meaning set forth in Section 7.4(b) of the Rent Purchase Agreement.

Assignment Effective Date.  “Assignment Effective Date” shall have the meaning set forth in Section 2 of the Rent Purchase Agreement.

Assumed Rate.  “Assumed Rate” shall have the meaning set forth in Section 4.3(a)(v) of the Lease.

APPENDIX A-2

Base Rate.  “Base Rate” shall mean, on any day, the greater of (a) the “Reference Rate,” which is the per annum rate publicly announced by Bank of America at its San Francisco office as in effect on such date and is determined by Bank of America from time to time as a means of pricing credit extensions to some customers and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank of America at any given time for any particular class of customers or credit extensions, and (b) one-half percent (0.50%) plus the “Federal Funds Rate” for such day, which Federal Funds Rate for such day is the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System (including any such successor publication, “H.15 (519)”) for such day opposite the caption “Federal Funds (Effective)” for such day.  If on any relevant day, a rate is not yet published in H.15 (519), the Federal Funds Rate for such day shall be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate”.  If on any relevant day, a rate is not yet published in either H.15 (519) or the Composite 3:30 p.m. Quotations, the Federal Funds Rate for such day shall be the arithmetic mean, as determined by Administrative Agent, of the rates quoted to Administrative Agent for such day by three (3) Federal funds brokers of recognized standing selected by Administrative Agent, and Administrative Agent shall promptly provide written evidence of such calculation to Tenant.  Any change in the Base Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which each change in the Prime Rate occurs.

Base Rent.  “Base Rent” shall mean, as of a Rent Payment Date, that amount equal to the following:

(a)           for each Portion of the then outstanding Rent Purchasers’ Contribution, the product obtained by multiplying the Rent Purchasers’ Contribution Rate for such Portion by the amount of such Portion, which amount is then prorated for the rental period in question on an Actual/360 Basis; plus

(b)           for each Portion of the then outstanding Landlord Contribution, the product obtained by multiplying the Landlord Contribution Rate for such Portion by the amount of such Portion, which amount is then prorated for the rental period in question on an Actual/360 Basis.

Basic Lease Provisions.  “Base Lease Provisions” shall have the meaning set forth in Article I of the Lease.

Break Funding Costs.  “Break Funding Costs” shall mean all costs, losses and expenses of Landlord, Administrative Agent or any Rent Purchaser (including all such costs, losses and expenses in respect of any interest paid or premium or penalty incurred by such Entity to lenders or otherwise), as a result of any payment made by Tenant or the exercise of the Purchase Option pursuant to Section 20.1 of the Lease, other than on a Rent Payment Date (including as a result of the exercise by Landlord of rights and remedies under the Operative Documents), and which may include losses incurred by Landlord, Administrative Agent or such Rent Purchaser as a result of funding and other contracts entered into by Landlord, Administrative Agent or such

APPENDIX A-3

Rent Purchaser in connection with the transactions contemplated under the Operative Documents, or such costs, losses and expenses of Landlord resulting from any payment as such payments relate to any Rate Contracts in effect upon the Date of Lease for the Landlord Contribution.

Building.  “Building” shall mean any building or buildings, structures and facilities now or hereafter located on the Land covered by a Lease Supplement.

Business Days.  “Business Days” shall mean every day of the week excepting Saturday and Sunday, and excluding holidays when banks in California and New York are generally closed for business, unless otherwise expressly stated and, if such Business Day is relating to the LIBOR Rate or the calculation of the LIBOR Rate, a day that dealings in U.S. Dollar Deposits are carried out in the London Interbank market.

Capital Leases.  “Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

Captive Insurance Subsidiary.  “Captive Insurance Subsidiary” shall mean a Subsidiary of Tenant that is (i) primarily engaged in the business of providing insurance to Tenant and/or its other Subsidiaries; (ii) subject to regulation as a provider of insurance in the jurisdiction where it is organized and in each jurisdiction where it provides insurance; and (iii) in good standing and in compliance with all Legal Requirements (including without limitation Legal Requirements relating to capital adequacy) in each jurisdiction where it is subject to regulation as a provider of insurance.

CERCLA.  “CERCLA” shall have the meaning set forth in Section 10.1(b)(i) of the Lease.

Change of Law.  “Change of Law” shall have the meaning set forth in the definition of “Landlord Contribution Rate.”

Commitment Amount.  “Commitment Amount,” as of the Date of Lease, shall mean One Hundred Forty-Three Million Two Hundred Thousand and no/100 Dollars ($143,200,000.00).

Contingent Obligation.  “Contingent Obligation” shall mean, with respect to any Entity, (a) any Guaranty Obligation of that Entity; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Entity (i) in respect of any Surety Instrument (as defined in the definition of “Indebtedness”) issued for the account of that Entity or as to which that Entity is otherwise liable for reimbursement of drawings or payments, (ii) as a partner or joint venturer in any partnership or joint venture, (iii) to purchase any materials, supplies or other property from, or to obtain the services of, another Entity if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, (iv) in respect to any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Entity, or (v) to purchase or sell Equity Securities or other securities of any Entity.  The amount of any Contingent Obligation shall

APPENDIX A-4

(subject, in the case of Guaranty Obligations, to the last sentence of the definition of “Guaranty Obligation”) be deemed equal to the maximum reasonably anticipated liability in respect thereof; provided, that (A) in the case of item (b)(v) of this definition, the amount of the Contingent Obligation with respect to the purchase or sale of such Equity Securities or other securities shall be the net settlement amount to be paid in cash or securities, and (B) in the case of item (b)(iv) of this definition, the Contingent Obligation with respect to such Rate Contracts shall be marked to market on a current basis.

Contractual Obligation.  “Contractual Obligation” of any Entity shall mean, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Entity is a party or by which such Entity or any of its property is bound.

Date of Lease.  “Date of Lease” shall have the meaning set forth in Section 1.1 of the Lease.

Debt/EBITDA Ratio.  “Debt/EBITDA Ratio” shall mean, with respect to Tenant for any consecutive four-quarter period, the ratio, determined on a consolidated basis in accordance with GAAP, of:

(a)           The total Indebtedness of Tenant and its Subsidiaries on the last day of such period, excluding any Indebtedness under or with respect to currency exchange Rate Contracts;

to

(b)           The EBITDA of Tenant and its Subsidiaries for such period.

Deed.  “Deed” shall have the meaning set forth in Section 20.1(c)(i) of the Lease.

Default.  “Default” shall mean an Event of Default or any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

Default Amounts.  “Default Amounts” shall mean all amounts paid by Tenant or otherwise realized by Landlord as a result of the exercise of Landlord’s remedies during the continuance of an Event of Default under the Lease.

Default Rate.  “Default Rate” shall mean the per annum rate equal to the sum of two hundred basis points plus (a) in the case of any payment of Base Rent on any Portion of the Lease Investment Balance after an Event of Default, the Landlord Contribution Rate or the Rent Purchasers’ Contribution Rate applicable to such Portion immediately prior to such Event of Default, or (b) in the case of any other payment, the Base Rate.

Distribution Formula.  “Distribution Formula” shall have the meaning set forth in Section 16.4 of the Lease.

EBITDA.  “EBITDA” shall mean, with respect to Tenant for any period, the sum, determined on a consolidated basis in accordance with GAAP, of the following:

APPENDIX A-5

(a)           The net income or net loss of Tenant and its Subsidiaries for such period before provision for income taxes;

plus

(b)           The sum (to the extent deducted in calculating net income or loss in clause (a) above) of (i) all Interest Expenses of Tenant and its Subsidiaries for such period, (ii) all depreciation and amortization expenses of Tenant and its Subsidiaries for such period, and (iii) all non-cash charges taken by Tenant and its Subsidiaries during such period for in-process research and development.

Eligible Assignee.  “Eligible Assignee” shall mean an Entity that is a commercial bank or another financial institution which (i) the lessor under the Ground Leases has confirmed is a responsible bona fide institutional lender, as defined in Section 907 of the Ground Leases, (ii) is a qualified institutional buyer as defined in Rule 144A under the Securities Act of 1933, as amended, (iii) has a combined capital and surplus of at least $50,000,000, and (iv) is acting through a branch, agency or office located in the United States.

Employee Benefit Plan.  “Employee Benefit Plan” shall mean any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by Tenant or any ERISA Affiliate, other than a Multiemployer Plan.

Entity.  “Entity” shall mean any person, corporation, partnership (general or limited), joint venture, association, limited liability company, joint stock company, trust or other business entity or organization.

Equity Securities.  “Equity Securities” of any Entity shall mean (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Entity (regardless of how designated and whether or not voting or nonvoting) and (b) all warrants, options and other rights to acquire or sell any of the foregoing.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974.

ERISA Affiliate.  “ERISA Affiliate” shall mean any Entity which is treated as a single employer with Tenant under Section 414 of the IRC.

Escrow Agent.  “Escrow Agent” shall have the meaning set forth in Section 17.3(b) of the Lease.

Estimated Future Value.  “Estimated Future Value” shall have the meaning set forth in Section 1.9 of the Lease.

Event of Default.  “Event of Default” shall have the meaning set forth in Section 19.1 of the Lease.

Expiration Date.  “Expiration Date” shall have the meaning set forth in Section 1.7 of the Lease.

APPENDIX A-6

Extension Term.  “Extension Term” shall have the meaning set forth in Section 1.7 of the Lease.

Federal Funds Rate.  “Federal Funds Rate” shall have the meaning set forth in the definition of “Base Rate.”

Financial Statements.  “Financial Statements” shall mean, with respect to any accounting period for any Entity, statements of income, shareholders’ equity and cash flows of such Entity for such period, and a balance sheet of such Entity as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP.

First Extension Term.  “First Extension Term” shall have the meaning set forth in Section 1.7 of the Lease.

Fixed Charge Coverage Ratio.  “Fixed Charge Coverage Ratio” shall mean, with respect to Tenant for any consecutive four-quarter period, the ratio, determined on a consolidated basis in accordance with GAAP, of:

(a)           The sum of (i) the net income of Tenant and its Subsidiaries for such period, plus (ii) to the extent deducted in calculating such net income, (A) all Interest Expenses of Tenant and its Subsidiaries for such period, (B) all income tax expenses of Tenant and its Subsidiaries for such period, (C) all rental expenses of Tenant and its Subsidiaries for such period, (D) all non-cash charges taken by Tenant and its Subsidiaries during such period for in-process research and development, and (E) all amortization charges for goodwill taken by Tenant and its Subsidiaries during such period;

to

(b)           The sum of (i) all Interest Expenses of Tenant and its Subsidiaries for such period, plus (ii) all rental expenses of Tenant and its Subsidiaries for such period, plus (iii) the current portion of all long-term Indebtedness of Tenant and its Subsidiaries appearing on the consolidated balance sheet of Tenant on the last day of such period, plus without duplication, (iv) twenty percent (20%) of all synthetic lease Indebtedness of Tenant and its Subsidiaries under clause (b) of the definition of Indebtedness on the last day of such period; provided, however, that any Indebtedness under or with respect to currency exchange Rate Contracts shall be excluded for purposes of the calculation under this paragraph (b).

Foreign Plan.  “Foreign Plan” shall mean any employee benefit plan maintained by Tenant or any of its Subsidiaries which is mandated or governed by any Governmental Rule of any Governmental Authority other than the United States.

Funding.  “Funding” shall mean the payment of the applicable Acquisition Price by any Rent Purchaser on the Funding Date.

APPENDIX A-7

Funding Date.  “Funding Date” shall mean the date upon which the entire Commitment Amount is funded to Tenant by Landlord and each Rent Purchaser pursuant to the terms of the Lease, the Participation Agreement and the Rent Purchase Agreement.

GAAP.  “GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.

Governmental Authority.  “Governmental Authority” shall mean any nation or government, any state, county, city or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Governmental Charges.  “Governmental Charges” shall mean, with respect to any Entity, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Entity or any of its property or otherwise payable by such Entity.

Governmental Rule.  “Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority which is made publicly available.

Ground Lease and SJRDA Ground Leases.  “Ground Lease” shall mean any ground lease or other agreement pursuant to which Land described in a Lease Supplement is leased to Landlord, as ground lessee, by a ground lessor, including, without limitation (i) that certain Ground Lease dated as of October 12, 1994, between Redevelopment Agency of the City of San Jose (“SJRDA”), as landlord, and Landlord, as tenant, and (ii) that certain Ground Lease dated as of August 15, 1996, between SJRDA, as landlord, and Landlord, as tenant (collectively, the “SJRDA Ground Leases”).

Guaranteed Residual Value.  “Guaranteed Residual Value” shall mean an amount which is indicated on each Lease Supplement as of the Date of Lease.

Guaranty Obligation.  “Guaranty Obligation” shall mean, with respect to any Entity, any direct or indirect liability of that Entity with respect to any indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Entity (the “primary obligor”), including any obligation of that Entity, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof.  The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

APPENDIX A-8

Improvements.  “Improvements” shall mean any Building located on any Land described in a Lease Supplement and all related improvements, fixtures and equipment now or hereafter installed in such Building or on the Land on which such Building is located.

Indebtedness.  “Indebtedness” of any Entity shall mean, without duplication:

(a)           All obligations of such Entity evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Entity for borrowed money (including obligations to repurchase receivables and other assets sold with recourse);

(b)           All obligations of such Entity for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price and obligations under “synthetic” leases);

(c)           All obligations of such Entity under conditional sale or other title retention agreements with respect to property acquired by such Entity (to the extent of the value of such property if the rights and remedies of the seller or lender under such agreement in the event of default are limited solely to repossession or sale of such property);

(d)           All obligations of such Entity as lessee under or with respect Capital Leases;

(e)           All non-contingent payment or reimbursement obligations of such Entity under or with respect to all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments (hereinafter “Surety Instruments”);

(f)            All net obligations of such Entity, contingent or otherwise, under or with respect to Rate Contracts;

(g)           All Guaranty Obligations of such Entity with respect to the obligations of other Entities of the types described in clauses (a) - (f) above and all other Contingent Obligations of such Entity; and

(h)           All obligations of other Entities of the types described in clauses (a) - (f) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien in any property (including accounts and contract rights) of such Entity, even though such Entity has not assumed or become liable for the payment of such obligations.

Insurance and Condemnation Payments.  “Insurance and Condemnation Payments” shall mean the portion of all compensation attributable to the Parcels and awarded or paid upon any Taking, as described in Section 16.4 of the Lease, and paid to Landlord pursuant to the Distribution Formula set forth in Section 16.4 of the Lease, plus the portion of all proceeds of insurance paid to Landlord pursuant to the Distribution Formula set forth in Section 16.4 of the Lease, as described in Section 17.3 of the Lease.

Interest Expenses.  “Interest Expenses” shall mean, with respect to any Entity for any period, the sum, determined on a consolidated basis in accordance with GAAP, of (a) all interest

APPENDIX A-9

on the Indebtedness of such Entity paid or accrued during such period (including interest attributable to Capital Leases) plus (b) all fees in respect of outstanding letters of credit paid or accrued by such Entity during such period.

Invoice.  “Invoice” shall have the meaning set forth in Section 7.1 of the Lease.

IRC.  “IRC” shall mean the Internal Revenue Code of 1986.

L/C Issuer.  “L/C Issuer” shall have the meaning set forth in Section 4.3(a)(v) of the Lease.

Land.  “Land” shall have the meaning set forth in Section 1.5 of the Lease.

Landlord.  “Landlord” shall mean SMBC Leasing and Finance, Inc. (formerly known as Sumitomo Bank Leasing and Finance, Inc.) and its successors and permitted assigns.

Landlord Contribution.  “Landlord Contribution,” for any Lease Supplement at the time of the relevant calculation, shall mean the amount specified as the Landlord Contribution in such Lease Supplement, less all amounts applied to reduce the Lease Investment Balance with respect to such Lease Supplement which are distributed to Landlord in accordance with the Rent Purchase Agreement.

Landlord Contribution Rate.  “Landlord Contribution Rate” for any Rental Period and Portion applicable to the Landlord Contribution, shall be equal to the per annum rate equal to the sum of the LIBOR Rate for such Rental Period or Portion plus the applicable margin set forth in the Pricing Grid under the heading “Landlord Contribution Rate - Libor Rate Margin,” such rate to change from time to time during such period as the applicable margin shall change.  Notwithstanding the foregoing:

(a)           If, on or before the first day of any Rental Period for any Portion, (1) Landlord shall determine that the LIBOR Rate for such Rental Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market or (ii) Landlord determines that the rate of interest for such Portion does not adequately and fairly reflect the cost to Landlord of funding its share of such Portion, Landlord shall immediately give notice of such condition to Tenant.  After the giving of any such notice by Landlord and until Landlord shall otherwise notify Tenant that the circumstances giving rise to such condition no longer exist, the Landlord Contribution Rate for each new Rental Period shall be the Base Rate, plus the applicable margin set forth in the Pricing Grid under the heading “Landlord Contribution Rate - Base Rate Margin.”

(b)           If, after the date of the Lease, the adoption of any Governmental Rule, or any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise) or any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by Landlord with any request or directive (whether or not having the force of law) of any Governmental Authority (a “Change of Law”), shall make it unlawful or impossible for Landlord to make or maintain any part of the Lease Investment Balance at the LIBOR Rate, Landlord shall immediately notify

APPENDIX A-10

Tenant of such Governmental Rule or Change of Law.  After the giving of any such notice by Landlord and until Landlord shall otherwise notify Tenant that such Change of Law or Governmental Rule is no longer in effect with respect to Landlord, the Landlord Contribution Rate for each new Rental Period shall be the Base Rate, plus the applicable margin set forth in the Pricing Grid under the heading “Landlord Contribution Rate - Base Rate Margin.”

(c)           Subject to other provisions relating to payment of the Default Rate, if a Default has occurred and is continuing at the time the Notice of Rental Period Selection is required to be delivered in accordance with Section 7.1(b) of the Lease, the Landlord Contribution Rate for each new Rental Period shall be the Base Rate plus the applicable margin set forth in the Pricing Grid under the heading “Landlord Contribution Rate - Base Rate Margin” until such Default has been cured or waived.

Landlord Liens.  “Landlord Liens” shall have the meaning set forth in Section 20.1(c)(i) of the Lease.

Landlord Taxes.  “Landlord Taxes” shall have the meaning set forth in Section 8.1(b) of the Lease.

Landlord’s Additional Rent Interest.  “Landlord’s Additional Rent Interest” shall mean the respective amount owed to Landlord for Additional Rent, excluding the Purchase Price, the Guaranteed Residual Value, the Termination Amount, Insurance and Condemnation Payments and Default Amounts, but including, without limitation, any Break Funding Costs, Additional Charges and Additional Amounts payable pursuant to Section 8.4 of the Lease, claims for indemnification amounts payable by Tenant under the Operative Documents, and all other fees, costs and expenses payable or reimbursable by Tenant under the Operative Documents.

Landlord’s Base Rent Interest.  “Landlord’s Base Rent Interest” shall mean the sum of (a) the portion of each payment of Base Rent attributable to the Landlord Contribution calculated in accordance with clause (b) of the definition of “Base Rent;” plus (b) the same portion of each payment of interest paid by Tenant at the Default Rate on Base Rent.

Landlord’s Default Interest.  “Landlord’s Default Interest” shall mean Landlord’s right to receive and retain, in the order of priority set forth in Section 3.2 of the Rent Purchase Agreement, so much of the Default Amounts that does not exceed the then outstanding balance of Landlord Contribution plus all other amounts then due and owing to Landlord under the Lease and the other Operative Documents.

Landlord’s Insurance and Condemnation Interest.  “Landlord’s Insurance and Condemnation Interest” shall mean Landlord’s right to receive and retain, in the order of priority set forth in Section 3.2 of the Rent Purchase Agreement, so much of the Insurance and Condemnation Payments that does not exceed the Landlord’s Percentage of the Insurance and Condemnation Payments.

Landlord’s Interests.  “Landlord’s Interests” shall mean, with respect to a Parcel, the Landlord’s Base Rent Interest, the Landlord’s Default Interest, the Landlord’s Insurance and Condemnation Interest, the Landlord’s Purchase Price Interest, Landlord’s Additional Rent

APPENDIX A-11

Interest, the Landlord’s Guaranteed Residual Value Interest and the Landlord’s Termination Option Interest.

Landlord’s Percentage.  “Landlord’s Percentage” shall mean the percentage that the Landlord Contribution represents of the Lease Investment Balance, as such amounts are reduced by any payments applied to the Lease Investment Balance.

Landlord’s Purchase Price Interest.  “Landlord’s Purchase Price Interest” shall mean Landlord’s right to receive and retain, in the order of priority set forth in Section 3.2 of the Rent Purchase Agreement, so much of the Purchase Price payable by Tenant under Section 20.1 of the Lease that exceeds the Rent Purchasers’ Purchase Price Interest.

Landlord’s Termination Option Interest.  “Landlord’s Termination Option Interest” shall mean Landlord’s right to receive and retain, in the order of priority set forth in Section 3.2 of the Rent Purchase Agreement, so much of the Termination Amount that does not exceed the then outstanding balance of Landlord Contribution (after taking into account any prior reductions in the outstanding amount of Landlord Contribution) plus all other amounts then due and owing to Landlord under the Lease and the other Operative Documents.

Landlord’s Wire Transfer Instructions.  “Landlord’s Wire Transfer Instructions” shall mean the following with respect to payments to be made to the Landlord:

Citibank, N.A., New York

ABA No.:  021000089

A/C Name:  Sumitomo Mitsui Banking Corporation

A/C No.:  36023837

Further Credit to:  SMBC Leasing and Finance, Inc.

A/C No.:  283572

Lease.  “Lease” shall mean that certain Second Amended and Restated Master Lease of Land and Improvements dated as of August 11, 2004, by and between Landlord and Tenant.

Lease Extension Request.  “Lease Extension Request” shall have the meaning set forth in Section 6.2 of the Rent Purchase Agreement.

Lease Investment Balance.  “Lease Investment Balance” shall mean, for any Lease Supplement, at the time in question, (a) the amount specified in such Lease Supplement as the original Lease Investment Balance; reduced by (b) the following, to the extent that the following relate to the Land and Improvements described in such Lease Supplement: (i) the aggregate of all amounts received by Landlord pursuant to the following provisions of the Lease: Article XVI (Eminent Domain), and Article XVII (Damage or Destruction), Section 19.2 (Landlord’s Remedies), Section 20.1 (Option to Purchase Parcels), and/or Section 20.2 (Termination Option); and (ii) the aggregate of all amounts received by Landlord or Administrative Agent in respect of the Lease or any other Operative Document that are not otherwise applied to reduce the Lease Investment Balance relating to such Lease Supplement and which constitute a repayment or reduction of the amounts placed at risk by or through the Landlord, excluding for purposes of this clause amounts paid as Base Rent under the Lease and reimbursement or payment for expenses, fees, indemnification payments and similar items payable by Tenant to Landlord,

APPENDIX A-12

Administrative Agent, any Rent Purchaser or any other Entity under the Lease, any Lease Supplement, or any other Operative Document.

Lease Investment Balance Debt.  “Lease Investment Balance Debt” shall mean the portion of the Lease Investment Balance not invested by Landlord.  As of the Date of Lease, the Lease Investment Balance Debt shall not exceed $126,800,000.00.

Lease Investment Balance Equity.  “Lease Investment Balance Equity” shall mean the portion of the Lease Investment Balance invested by Landlord.  On the Date of Lease, the Lease Investment Balance Equity shall be $16,400,000.00.

Lease Payment Amount.  “Lease Payment Amount” shall have the meaning set forth in Section 4.3(a)(iv) of the Lease.

Lease Supplement.  “Lease Supplement” shall mean either or both of Lease Supplement No. 1 (attached to the Lease as Exhibit A) or Lease Supplement No. 2 (attached to the Lease as Exhibit B).

Lease Supplement Term.  “Lease Supplement Term” shall have the meaning set forth in each Lease Supplement.

Legal Requirements.  “Legal Requirements” shall mean all statutes, codes, laws, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers, which now or at any time hereafter are applicable to the Lease or applicable to and enforceable against any Parcel or any part thereof, as applicable.

Letter of Credit.  “Letter of Credit” shall have the meaning set forth in Section 4.3(a)(v) of the Lease.

Letter of Credit Payment Amount.  “Letter of Credit Payment Amount” shall have the meaning set forth in Section 4.3(a)(iv) of the Lease.

Leverage Ratio.  “Leverage Ratio” shall mean, with respect to Tenant and its Subsidiaries, as of the last day of a fiscal quarter, the ratio of (a) the total Indebtedness of Tenant and its Subsidiaries, to (b) the total capitalization of Tenant and its Subsidiaries (i.e., total Indebtedness plus the book value of Tenant’s equity).

LIBOR Rate.  “LIBOR Rate” shall mean, with respect to each Rental Period for a Portion, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/100 of one percent) of:

(a)           The British Banker’s Association LIBOR Rate (rounded upward if necessary to the nearest 1/100 of one percent) as quoted on the BBAM 1 screen on Bloomberg (or, if at any time such quotes are unavailable from Bloomberg, on Bridge Telerate (Page 3750)) on the second Business Day prior to the first day of such Rental Period at or about 11:00 a.m. (London

APPENDIX A-13

time) (for delivery on the first day of such Rental Period) for a term comparable to such Rental Period;

divided by

(b)           One minus the Reserve Requirement for such Portion in effect from time to time.

If, for any reason, the LIBOR Rate is not available from the aforementioned sources for any Rental Period, Landlord shall determine the LIBOR Rate for such Rental Period based upon the rates per annum at which Dollar deposits are offered to Landlord in the London interbank market on the second Business Day prior to the first day of such Rental Period at or about 11:00 a.m. (London time) (for delivery on the first day of such Rental Period) in an amount equal to such Portion and for a term comparable to such Rental Period.

The LIBOR Rate shall be adjusted automatically as to all outstanding Portions then calculated on the basis of the LIBOR Rate as of the effective date of any change in the Reserve Requirement.

Lien.  “Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction other than filings made for notice purposes only in connection with true leases (which would not include “synthetic” leases).

Majority Rent Purchasers.  “Majority Rent Purchasers” shall mean those Rent Purchasers representing an aggregate interest in the Lease Investment Balance Debt in excess of sixty-six and two-thirds percent (66 2/3%), excluding from the “Lease Investment Balance Debt” that portion thereof attributed to any Rent Purchaser that is in default under the terms of the Rent Purchase Agreement or the Participation Agreement.

Master Lease Term.  “Master Lease Term” is defined in Section 1.7 of the Lease.

Material Adverse Effect.  “Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, or financial condition of Tenant and its Subsidiaries, taken as a whole; (b) the ability of Tenant to pay or perform the Obligations in accordance with the terms of the Lease and the other Operative Documents; or (c) practical realization of the material rights and remedies of Landlord, Administrative Agent or any Rent Purchaser intended to be provided under the Operative Documents.

Material Subsidiary.  “Material Subsidiary” shall mean any Subsidiary that had revenues during the immediately preceding fiscal year equal to or greater than five percent (5%) of the consolidated gross revenues of Tenant and its Subsidiaries during such year.

Memorandum of Lease.  “Memorandum of Lease” shall have the meaning set forth in Section 21.6 of the Lease.

APPENDIX A-14

Moody’s.  “Moody’s” shall have the meaning set forth in Section 4.3(a)(v) of the Lease.

Multiemployer Plan.  “Multiemployer Plan” shall mean any multiemployer plan within the meaning of section 3(37) of ERISA maintained or contributed to by Tenant or any ERISA Affiliate.

Net Worth.  “Net Worth” shall mean, with respect to Tenant at any time, the remainder at such time, determined on a consolidated basis in accordance with GAAP, of (a) the total assets of Tenant and its Subsidiaries at such time, minus (b) the sum (without limitation and without duplication of deductions) of the total liabilities of Tenant and its Subsidiaries at such time and all reserves of Tenant and its Subsidiaries at such time for anticipated losses and expenses (to the extent not deducted in calculating total assets in clause (a) above).

Notice.  “Notice” shall mean a written advice, request, demand or notification required or permitted by the Lease, as more particularly provided in Section 21.3 of the Lease.

Notice of Rental Period Selection.  “Notice of Rental Period Selection” shall have the meaning set forth in Section 7.1(b) of the Lease.

Obligations.  “Obligations” shall mean and include, with respect to Tenant, all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by Tenant to Landlord, Administrative Agent or any Rent Purchaser of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of the Lease and the other Operative Documents, including, without limitation, all Base Rent and Additional Rent, interest, fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to Tenant or payable by Tenant under the Lease or the other Operative Documents.

Official Records.  “Official Records” shall mean the official records of Santa Clara County.

Operative Documents.  “Operative Documents” shall mean the Lease, the Lease Supplements, the Security Instruments, the Participation Agreement, the Rent Purchase Agreement, the Rent Purchasers’ Deed of Trust and all other documents, instruments and agreements delivered to Landlord, Administrative Agent or any Rent Purchaser pursuant to the terms of any of the foregoing documents.

Original Construction Management Agreements.  “Original Construction Management Agreements” shall mean each of the Construction Management Agreements entered into by Landlord and Tenant at the time of and in connection with the execution of each of the Original Leases.

Original Deeds of Trust.  “Original Deeds of Trust” shall have the meaning set forth in the Recitals to the Lease.

APPENDIX A-15

Original Lease Supplements, Original Lease Supplement No. 1 and Original Lease Supplement No. 2.  “Original Lease Supplements,” “Original Lease Supplement No. 1” and “Original Lease Supplement No. 2” shall have the meanings set forth in the Recitals to the Lease.

Original Leases.  “Original Leases” shall have the meaning set forth in the Recitals to the Lease.

Original Participation Agreement.  “Original Participation Agreement” shall have the meaning set forth in the Recitals of the Participation Agreement.

Original Rent Purchase Agreement.  “Original Rent Purchase Agreement” shall have the meaning set forth in the recitals of the Rent Purchase Agreement.

Parcel.  “Parcel” shall have the meaning set forth in Section 1.6 of the Lease.

Participation Agreement.  “Participation Agreement” shall mean that certain Amended and Restated Participation Agreement dated as of August 11, 2004, executed by and among Tenant, Landlord, Administrative Agent and Rent Purchasers in the form attached to the Lease as Exhibit C.

PBGC.  “PBGC” shall mean the Pension Benefit Guaranty Corporation.

Permitted Liens.  “Permitted Liens” shall have the meaning set forth in Section 21.21(b) of the Lease.

Permitted Title Exceptions.  “Permitted Title Exceptions” shall mean the following: (a) the exceptions set forth in each Lease Supplement or in any title insurance delivered in connection with the Operative Documents; (b) taxes and assessments (excluding Landlord Taxes as defined in Section 8.1 of the Lease) not yet due and payable; (c) the Security Instruments; (d) all title defects, liens, encumbrances, deeds of trust, mortgages, rights-of-way, and restrictive covenants and conditions affecting the Land except to the extent any of the foregoing arise as a result of Landlord’s actions or with Landlord’s written consent (unless such actions taken or consent given by Landlord are requested in writing by Tenant); and (e) the Lease and all Lease Supplements.

Present Value.  “Present Value” shall have the meaning set forth in Section 1.9 of the Lease.

Portion.  “Portion” shall mean a portion of the Lease Investment Balance for which a Landlord Contribution Rate or a Rent Purchasers’ Contribution Rate is determined.

Pricing Grid.  “Pricing Grid” shall mean that certain pricing grid attached to the Lease as Exhibit C.

Proceeds.  “Proceeds” shall have the meaning set forth in Section 20.2(d) of the Lease.

Purchase Option.  “Purchase Option” shall have the meaning set forth in Section 20.1(a) of the Lease.

APPENDIX A-16

Purchase Option Exercise Notice.  “Purchase Option Exercise Notice” shall have the meaning set forth in Section 20.1(b) of the Lease.

Purchase Price.  “Purchase Price” shall have the meaning set forth in Section 20.1(a) of the Lease.

Qualifying Retail Leases.  “Qualifying Retail Leases” shall have the meaning set forth in Section 15.2(a) of the Lease.

Quick Ratio.  “Quick Ratio” shall mean, with respect to Tenant and its Subsidiaries at any time, the ratio, determined on a consolidated basis in accordance with GAAP, of:

(a)           The sum at such time, to the extent unencumbered and unrestricted, of all (i) cash of Tenant and its Subsidiaries; (ii) cash equivalents of Tenant and its Subsidiaries; (iii) short-term investments of Tenant and its Subsidiaries which comply with the investment policy of Tenant; and (iv) accounts receivable of Tenant and its Subsidiaries, net of appropriate loss and other reserves therefor;

to

(b)           The sum at such time of all (i) current liabilities of Tenant and its Subsidiaries; and (ii) to the extent not included in such current liabilities under the preceding clause (i), the current portion of all Indebtedness of the types described in clauses (a) - (d) of the definition of “Indebtedness.”

Rate Contracts.  “Rate Contracts” shall mean swap agreements (as that term is defined in Section 101 of the Federal Bankruptcy Reform Act of 1978, as amended) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

RCRA.  “RCRA” shall have the meaning set forth in Section 10.1(b)(i) of the Lease.

Real Estate Taxes.  “Real Estate Taxes” shall have the meaning set forth in Section 8.1(b) of the Lease.

Register.  “Register” shall have the meaning set forth in Section 7.4(b)(ii) of the Rent Purchase Agreement.

Rent Commencement Date.  “Rent Commencement Date” shall have the meaning set forth in the Lease Supplements.

Rent Payment Date.  “Rent Payment Date” shall have the meaning set forth in Section 7.1 of the Lease.

Rent Purchase Agreement.  “Rent Purchase Agreement” shall mean that certain Amended and Restated Rent Purchase Agreement, dated as of August 11, 2004, executed by and among Landlord, Administrative Agent and Rent Purchasers and acknowledged by Tenant.

APPENDIX A-17

Rent Purchasers.  “Rent Purchasers” shall have the meaning set forth in the Participation Agreement.

Rent Purchasers’ Additional Rent Interest.  “Rent Purchasers’ Additional Rent Interest” shall mean the respective amount owed to each of the Rent Purchasers for Additional Rent, excluding the Purchase Price, the Guaranteed Residual Value, Insurance and Condemnation Payments and Default Amounts, but including, without limitation, any Break Funding Costs, Additional Charges and Additional Amounts payable pursuant to Section 8.4 of the Lease, claims for indemnification amounts payable by Tenant under the Operative Documents, and all other fees, costs and expenses payable or reimbursable by Tenant under the Operative Documents.

Rent Purchasers’ Base Rent Interest.  “Rent Purchasers’ Base Rent Interest” shall mean the sum of (a) the portion of each payment of Base Rent attributable to the Rent Purchasers’ Contribution calculated in accordance with clause (a) of the definition of “Base Rent;” plus (b) the same portion of each payment of interest paid by Tenant at the Default Rate on Base Rent.

Rent Purchaser’s Commitment.  “Rent Purchaser’s Commitment” shall mean the commitment of any Rent Purchaser as specified in Section 2.2 of the Participation Agreement and on such Rent Purchaser’s counterpart signature page of the Participation Agreement.

Rent Purchasers’ Contribution.  “Rent Purchasers’ Contribution,” for any Lease Supplement at the time of the relevant calculation, shall mean the Lease Investment Balance for such Lease Supplement as of the date of such calculation, less the Landlord Contribution for such Lease Supplement as of such date.

Rent Purchasers’ Contribution Rate.  “Rent Purchasers’ Contribution Rate” shall mean, for any Rental Period and Portion applicable to the Rent Purchasers’ Contribution, the per annum rate equal to the sum of the LIBOR Rate for such Rental Period and Portion plus the applicable margin set forth in the Pricing Grid under the heading “Rent Purchasers’ Contribution Rate - Libor Rate Margin,” such rate to change from time to time during such period as the applicable margin shall change.  Notwithstanding the foregoing:

(a)           If, on or before the first day of any Rental Period for any Portion, (i) any Rent Purchaser shall advise Administrative Agent that the LIBOR Rate for such Rental Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market or (ii) Majority Rent Purchasers shall advise Administrative Agent that the rate of interest for such Portion does not adequately and fairly reflect the cost to such Rent Purchasers of funding their respective share of such Portion, Administrative Agent shall immediately give notice of such condition to Tenant and the other Rent Purchasers.  After the giving of any such notice by Administrative Agent and until Administrative Agent shall otherwise notify Tenant that the circumstances giving rise to such condition no longer exist, the Rent Purchasers’ Contribution Rate for each new Rental Period shall be the Base Rate, plus the applicable margin set forth in the Pricing Grid under the heading “Rent Purchasers’ Contribution Rate - Base Rate Margin.”

APPENDIX A-18

(b)           If, after the date of the Lease, the adoption of any Governmental Rule or any Change of Law shall make it unlawful or impossible for any Rent Purchaser to make or maintain any part of the Lease Investment Balance at the LIBOR Rate, such Rent Purchaser shall immediately notify Administrative Agent and Tenant of such Governmental Rule or Change of Law.  After the giving of any such notice by any Rent Purchaser and until Administrative Agent shall otherwise notify Tenant that such Governmental Rule or Change of Law is no longer in effect with respect to any Rent Purchaser, the Rent Purchasers’ Contribution Rate for each new Rental Period shall be the Base Rate, plus the applicable margin set forth in the Pricing Grid under the heading “Rent Purchasers’ Contribution Rate - Base Rate Margin.”

(c)           If a Default has occurred and is continuing at the time the Notice of Rental Period Selection is required to be delivered in accordance with Section 7.1(b) of the Lease, the Rent Purchasers’ Contribution Rate for each new Rental Period shall be the Base Rate, plus the applicable margin set forth in the Pricing Grid under the heading “Rent Purchasers’ Contribution Rate - Base Rate Margin” until such Default has been cured or waived.

Rent Purchasers’ Deed of Trust.  “Rent Purchasers’ Deed of Trust” shall mean those certain Deeds of Trust granted by Landlord in favor of Administrative Agent to secure Landlord’s obligations to Administrative Agent and the Rent Purchasers pursuant to the Operative Documents.

Rent Purchasers’ Default Interest.  “Rent Purchasers’ Default Interest” shall mean the right of the Rent Purchasers to receive, in the order of priority set forth in Section 3.2 of the Rent Purchase Agreement, so much of the Default Amounts that does not exceed the then outstanding balance of Rent Purchasers’ Contribution plus all other amounts then due and owing to the Rent Purchasers under the Lease and the other Operative Documents.

Rent Purchasers’ Insurance and Condemnation Interest.  “Rent Purchasers’ Insurance and Condemnation Interest” shall mean the right of the Rent Purchasers to receive, in the order of priority set forth in Section 3.2 of the Rent Purchase Agreement, so much of the Insurance and Condemnation Payments that does not exceed the Rent Purchasers’ Percentage of the Insurance and Condemnation Payments.

Rent Purchasers’ Interests.  “Rent Purchasers’ Interests” shall mean, with respect to a Parcel, the Rent Purchasers’ Base Rent Interest, the Rent Purchasers’ Additional Rent Interest, the Rent Purchasers’ Default Interest, the Rent Purchasers’ Insurance and Condemnation Interest, the Rent Purchasers’ Purchase Price Interest and the Rent Purchasers’ Guaranteed Residual Value Interest with respect to such Parcel.

Rent Purchasers’ Percentage.  “Rent Purchasers’ Percentage” shall mean the percentage that the Rent Purchasers’ Contribution represents of the Lease Investment Balance as such amounts are reduced by any payments applied to the Lease Investment Balance.  As to any individual Rent Purchaser, “Rent Purchaser’s Percentage” shall mean the percentage that such Rent Purchaser’s Commitment represents of the Lease Investment Balance as such amounts are reduced by any payments applied to the Lease Investment Balance.

APPENDIX A-19

Rent Purchasers’ Purchase Price Interest.  “Rent Purchasers’ Purchase Price Interest” shall mean the right of the Rent Purchasers to receive, in the order of priority set forth in Section 3.2 of the Rent Purchase Agreement, so much of the Purchase Price payable by Tenant to Landlord pursuant to an election under Section 20.1 of the Lease that does not exceed (a) the Rent Purchasers’ Percentage of the Purchase Price, plus (b) the same portion of each payment of interest paid by Tenant at the Default Rate on the Purchase Price.

Rental Period.  “Rental Period” shall mean, with respect to any Portion, initially, the period commencing on the Rent Commencement Date and ending on the Rent Payment Date selected by Tenant for such Portion pursuant to Section 7.1 of the Lease and, thereafter, each period commencing on a Rent Payment Date and ending on the Rent Payment Date selected by Tenant for such Portion pursuant to Section 7.1 of the Lease.

Reportable Event.  “Reportable Event” shall have the meaning given to that term in ERISA and applicable regulations thereunder.

Reserve Requirement.  “Reserve Requirement” shall mean, with respect to any day in any Rental Period, the aggregate of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) maintained by a member bank of the Federal Reserve System.  As used herein, the term “reserve requirement” shall include, without limitation, any basic, supplemental or emergency reserve requirements imposed on any Rent Purchaser or Landlord by any Governmental Authority.

Restated Lease.  “Restated Lease” shall have the meaning set forth in the Recitals to the Lease.

Returned Amount.  “Returned Amount” shall have the meaning set forth in Section 4.4(c) of the Rent Purchase Agreement.

S&P.  “S&P” shall have the meaning set forth in Section 4.3(a)(v) of the Lease.

Security Instruments.  “Security Instruments” shall mean the deed of trust, mortgage, financing statement and/or any other security document or instrument in favor of, and in form and substance satisfactory to, Landlord and Administrative Agent, executed by Tenant in favor of Landlord and encumbering the Parcel described in a Lease Supplement or encumbering any other property of Tenant to secure Tenant’s obligations to Landlord under the Lease and any other Operative Document, including, without limitation, the Amended Deeds of Trust.

Shortfall.  “Shortfall” shall have the meaning set forth in Section 20.2(d)(i) of the Lease.

Subparticipant.  “Subparticipant” shall have the meaning set forth in Section 7.4(d) of the Rent Purchase Agreement.

Subsequent Extension Term.  “Subsequent Extension Term” shall have the meaning set forth in Section 1.7 of the Lease.

APPENDIX A-20

Subsidiary.  “Subsidiary” of any Entity shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Entity, by such Entity and one or more of its other Subsidiaries or by one or more of such Entity’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Entity, by such Entity and one or more of the other Subsidiaries or by one or more of such Entity’s other Subsidiaries or (c) any other Entity whose results of operations are included in the Financial Statements of such Entity on a consolidated basis.

Surety Instruments.  “Surety Instruments” shall have the meaning set forth in the definition of “Indebtedness.”

Taking.  “Taking” shall have the meaning set forth in Section 16.1 of the Lease.

Tenant.  “Tenant” shall mean Adobe Systems Incorporated, a Delaware corporation, and its successors and permitted assigns in interest.

Tenant’s Property.  “Tenant’s Property” shall mean any process equipment, fixtures, furniture, furnishings, personal property or trade fixtures located in any Improvements and readily removable therefrom without causing injury to such Improvements.

Term.  “Term” shall have the meaning set forth in Section 1.7 of the Lease.

Termination Amount.  “Termination Amount” shall mean Proceeds and the Shortfall amount received in connection with the sale of any Parcel under Section 20.2 of the Lease upon exercise of the Termination Option.

Termination Option.  “Termination Option” shall have the meaning set forth in Section 20.2(a) of the Lease.

II.            RULES OF CONSTRUCTION

All personal pronouns used in the Operative Documents shall include all other genders.  The singular shall include the plural and the plural shall include the singular.  Titles of Articles, Sections and Subsections in the Operative Documents are for convenience only and neither limit nor amplify the provisions of the Operative Documents, and all references in any Operative Document to Articles, Sections or Subsections shall refer to the corresponding Article, Section or Subsection of such Operative Documents unless specific reference is made to the articles, sections or other subdivisions of another document or instrument.  Unless otherwise specified in any Operative Document, all accounting terms used in the Operative Documents shall be interpreted, all accounting determinations under the Operative Documents shall be made, and all Financial Statements required to be delivered under the Operative Documents shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated Financial Statements of the Tenant and its Subsidiaries delivered to Landlord or

APPENDIX A-21

Administrative Agent.  All references to any agreement, including, without limitation, the Operative Documents, shall include such agreement as amended, modified or supplemented from time to time; and all references to any law, statute, ordinance or governmental rule or regulation shall include any amendments thereto.

APPENDIX A-22

EXHIBIT A

Lease Supplement No. 1

SECOND AMENDED AND RESTATED MASTER LEASE

AMENDED AND RESTATED LEASE SUPPLEMENT NO. 1

THIS AMENDED AND RESTATED LEASE SUPPLEMENT NO. 1 (“Lease Supplement No. 1”), dated as of August 11, 2004, is executed by and between SMBC LEASING AND FINANCE, INC. (formerly known as Sumitomo Bank Leasing and Finance, Inc.), a Delaware corporation (“Landlord”), and ADOBE SYSTEMS INCORPORATED, a Delaware corporation (“Tenant”).

Pursuant to (i) that certain Amended, Restated and Consolidated Master Lease of Land and Improvements, dated as of August 11, 1999, between Landlord and Tenant, as amended by that certain Amendment No. 1, dated as of October 8, 1999, and by that certain Amendment No. 2, dated as of August 9, 2000 (as amended, the “Restated Lease”) (which Restated Lease amended and restated, and replaced in its entirety, among other things, that certain Sublease of the Land and Lease of the Improvements, dated October 12, 1994, between Landlord and Tenant, as amended by that certain First Amendment to Sublease of the Land and Lease of the Improvements, dated August 15, 1996), and (ii) that certain Lease Supplement No. 1, dated as of August 11, 1999, between Landlord and Tenant (the “Original Lease Supplement”), Landlord leased to Tenant certain land and improvements in the City of San Jose, County of Santa Clara, State of California (as specified below, the “Parcel”).

Landlord and Tenant have now entered into that certain Second Amended and Restated Master Lease of Land and Improvements dated as of August 11, 2004 (herein called the “Lease” and the defined terms therein being hereinafter used with the same meanings), which Lease amends and restates, and replaces in its entirety, the Restated Lease.  In connection therewith, Landlord and Tenant are entering into this Lease Supplement No. 1, which Lease Supplement No. 1 amends and restates, and replaces in its entirety, the Original Lease Supplement, for the purpose of leasing the Parcel to Tenant pursuant to the Lease.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, Landlord and Tenant hereby agree as follows:

(a)           Landlord hereby delivers and leases to Tenant under the Lease, and Tenant accepts and leases from Landlord under the Lease, the Parcel described in Schedule 1 attached hereto.

(b)           The Permitted Title Exceptions are described in Schedule 2 attached hereto.

(c)           The Lease Investment Balance for this Lease Supplement No. 1 is $67,029,787.00, the Landlord Contribution for this Lease Supplement No. 1 is $7,676,596.00, and the Guaranteed Residual Value for this Lease Supplement No. 1 is (i) $59,353,191.00 for the

EXHIBIT A-1

stated five (5) year Term hereof, and (ii) $59,581,343.00 for the First Extension Term, if exercised by the Tenant.

(d)           The Lease Supplement Term commenced as of the date hereof and will expire on August 11, 2009; provided, however, that the Lease Supplement Term may be extended in accordance with Section 4.3 of the Lease.

(e)           The Rent Commencement Date for this Lease Supplement No. 1 is August 11, 2004.  Tenant hereby confirms its agreement to pay Base Rent and Additional Rent for the Parcel during the Lease Supplement Term in accordance with Article VII of the Lease.

(f)            Tenant hereby confirms to Landlord that Tenant has accepted the Parcel and agrees that it shall be incorporated into the Lease.

(g)           The Land upon which the Improvements have been constructed and which is a part of this Lease Supplement No. 1 is subject to that certain Ground Lease between Landlord, as ground lessee, and the Redevelopment Agency of the City of San Jose, as ground lessor, dated October 12, 1994, a memorandum of which has been recorded with the Santa Clara County Recorder as Document No. 12684585.

(h)           This Lease Supplement No. 1 may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

(i)            This Lease Supplement No. 1 is being delivered in the State of California and in all respects shall be governed by, and construed in accordance with, the laws of the State of California, including all matters of construction, validity and performance.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease Supplement No. 1 to be duly executed on the day and year first above written.

LANDLORD:	SMBC LEASING AND FINANCE, INC., a Delaware corporation

	By:	/s/ William M. Ginn
	Name:	William M. Ginn
	Its:	Chairman

EXHIBIT A-2

TENANT:	ADOBE SYSTEMS INCORPORATED, a Delaware corporation

	By:	/s/ Bruce R. Chizen
Bruce R. Chizen
President and Chief Executive Officer

	By:	Murray J. Demo
Murray J. Demo
Senior Vice President and Chief Financial Officer

EXHIBIT A-3

EXHIBIT B

Lease Supplement No. 2

SECOND AMENDED AND RESTATED MASTER LEASE

AMENDED AND RESTATED LEASE SUPPLEMENT NO. 2

THIS AMENDED AND RESTATED LEASE SUPPLEMENT NO. 2 (“Lease Supplement No. 2”), dated as of August 11, 2004, is executed by and between SMBC LEASING AND FINANCE, INC. (formerly known as Sumitomo Bank Leasing and Finance, Inc.), a Delaware corporation (“Landlord”), and ADOBE SYSTEMS INCORPORATED, a Delaware corporation (“Tenant”).

Pursuant to (i) that certain Amended, Restated and Consolidated Master Lease of Land and Improvements, dated as of August 11, 1999, between Landlord and Tenant, as amended by that certain Amendment No. 1, dated as of October 8, 1999, and by that certain Amendment No. 2, dated as of August 9, 2000 (as amended, the “Restated Lease”) (which Restated Lease amended and restated, and replaced in its entirety, among other things, that certain Sublease of the Land and Lease of the Improvements, dated August 15, 1996, between Landlord and Tenant), and (ii) that certain Lease Supplement No. 2, dated as of August 11, 1999, between Landlord and Tenant (the “Original Lease Supplement”), Landlord leased to Tenant certain land and improvements in the City of San Jose, County of Santa Clara, State of California (as specified below, the “Parcel”).

Landlord and Tenant have now entered into that certain Second Amended and Restated Master Lease of Land and Improvements dated as of August 11, 2004 (herein called the “Lease” and the defined terms therein being hereinafter used with the same meanings), which Lease amends and restates, and replaces in its entirety, the Restated Lease.  In connection therewith, Landlord and Tenant are entering into this Lease Supplement No. 2, which Lease Supplement No. 2 amends and restates, and replaces in its entirety, the Original Lease Supplement, for the purpose of leasing the Parcel to Tenant pursuant to the Lease.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, Landlord and Tenant hereby agree as follows:

(a)           Landlord hereby delivers and leases to Tenant under the Lease, and Tenant accepts and leases from Landlord under the Lease, the Parcel described in Schedule 1 attached hereto.

(b)           The Permitted Title Exceptions are described in Schedule 2 attached hereto.

(c)           The Lease Investment Balance for this Lease Supplement No. 2 is $76,170,213.00, the Landlord Contribution for this Lease Supplement No. 2 is $8,723,404.00, and the Guaranteed Residual Value for this Lease Supplement No. 2 is (i)

EX. B-1

$67,446,809.00 for the stated five (5) year Term hereof, and (ii) $67,706,072.00 for the First Extension Term, if exercised by the Tenant.

(d)           The Lease Supplement Term commenced as of the date hereof and will expire on August 11, 2009; provided, however, that the Lease Supplement Term may be extended in accordance with Section 4.3 of the Lease.

(e)           The Rent Commencement Date for this Lease Supplement is August 11, 2004.  Tenant hereby confirms its agreement to pay Base Rent and Additional Rent for the Parcel during the Lease Supplement Term in accordance with Article VII of the Lease.

(f)            Tenant hereby confirms to Landlord that Tenant has accepted the Parcel and agrees that it shall be incorporated into the Lease.

(g)           The Land upon which the Improvements have been constructed and which is a part of this Lease Supplement No. 2 is subject to that certain Ground Lease between Landlord, as ground lessee, and the Redevelopment Agency of the City of San Jose, as ground lessor, dated August 15, 1996, a memorandum of which has been recorded with the Santa Clara County Recorder as Document No. 13410218.

(h)           This Lease Supplement No. 2 may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

(i)            This Lease Supplement No. 2 is being delivered in the State of California and in all respects shall be governed by, and construed in accordance with, the laws of the State of California, including all matters of construction, validity and performance.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease Supplement No. 2 to be duly executed on the day and year first above written.

LANDLORD:	SMBC LEASING AND FINANCE, INC., a Delaware corporation

	By:	/s/ William M. Ginn
	Name:	William M. Ginn
	Its:	Chairman

TENANT:	ADOBE SYSTEMS INCORPORATED, a Delaware corporation

	By:	/s/ Bruce R. Chizen
Bruce R. Chizen
President and Chief Executive Officer

	By:	/s/ Murray J. Demo
Murray J. Demo
Senior Vice President and Chief Financial Officer